SCHEDULE 14A INFORMATION
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AMETEK, Inc.
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AMETEK®

2024

Proxy Statement & Notice of Annual Meeting of Stockholders

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 7, 2024
11:00 a.m. Eastern Time
Via webcast: www.virtualshareholdermeeting.com/AME2024
Dear Fellow Stockholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2024 Annual Meeting of Stockholders of AMETEK, Inc. At the meeting, you will be asked to:
1.Elect three Directors for a term of three years;
2.Cast an advisory vote to approve the compensation of our named executive officers;
3.Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024; and
4.Transact any other business properly brought before the meeting.
The 2024 Annual Meeting of Stockholders of AMETEK, Inc. will be held on May 7, 2024 at 11:00 a.m. Eastern Time, as a virtual meeting at www.virtualshareholdermeeting.com/AME2024. You will be able to listen to the meeting live, submit questions and vote online.
Only stockholders of record at the close of business on March 8, 2024 will be entitled to vote at the meeting. Your vote is important. You can vote in one of four ways: (1) via the internet, (2) by telephone using a toll-free number, (3) by completing, signing and dating your proxy card, and returning it promptly in the envelope provided, or (4) at the meeting by following the instructions available on the meeting website during the meeting. Please refer to your proxy card for specific proxy voting instructions.
We have enclosed and posted on our website with this proxy statement our Annual Report on Form 10-K for the year ended December 31, 2023.
Even if you expect to attend the virtual meeting, we urge you to vote your shares via the internet, by telephone or by mailing your proxy as soon as possible. Submitting your proxy now will not prevent you from voting your stock at the virtual meeting if you want to, as your proxy is revocable at your option. We appreciate your interest in AMETEK.
Sincerely,
David A. Zapico
Chairman and Chief Executive Officer
Berwyn, Pennsylvania
Dated: March 12, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2024
Our Notice of 2024 Annual Meeting of Stockholders, Notice of Internet Availability of Proxy Materials,
Form 10-K for the year ended December 31, 2023, Proxy Statement and other related materials are available at: https://www.ametek.com/2024proxy.

Principal executive offices
1100 Cassatt Road
Berwyn, Pennsylvania 19312-1177
PROXY STATEMENT
Beginning on or about March 12, 2024, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of March 8, 2024, who may view proxy materials on the internet, and may also request and receive a paper or e-mail copy of the proxy materials by following the instructions provided in the Notice. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the meeting and at any adjournment or postponement of the meeting. The Board of Directors encourages you to read this proxy statement and to vote on the matters to be considered at the meeting.

COMPANY OVERVIEW
AMETEK is a leading global provider of industrial technology solutions serving a broad set of customers in diverse and attractive niche markets. AMETEK has delivered strong, sustainable growth for its stakeholders, reflecting the tremendous efforts of our employees, and the strength and flexibility of the AMETEK Growth Model. AMETEK is headquartered in Berwyn, Pennsylvania and has approximately 21,500 employees in 31 countries. The company has been listed on the New York Stock Exchange (NYSE) since 1930.
Our global workforce is comprised of world-class talent that embraces our shared purpose: To make a safer, sustainable, and more productive world a reality. AMETEK’s mission is to solve our customers’ most complex challenges with differentiated technology solutions. Many of our solutions are creating a more sustainable future by supporting environmentally focused applications across our end markets.
AMETEK’s core values are ingrained across our company and are aligned with the distributed nature of our business model. They are based on doing what is right for our stockholders, employees, customers, suppliers, and the communities where we operate.
Our Core Values:
•Ethics & Integrity
•Respect for the Individual
•Inclusion
•Teamwork
•Social Responsibility
AMETEK’s businesses are leaders in the niche markets they serve, due to their deep domain expertise and differentiated technology. While our businesses serve many different end markets, they strategically focus on market segments and applications with attractive secular growth characteristics.
AMETEK consists of two operating groups: Electronic Instruments Group (EIG) and Electromechanical Group (EMG).
•EIG is a worldwide leader in the design and manufacture of advanced analytical, test and measurement instrumentation for aerospace, medical, power, energy, research and industrial markets.
•EMG is a worldwide leader in the design and manufacture of highly engineered medical components and devices, automation and precision motion control solutions, thermal management systems, specialty metals and electrical interconnects.
The AMETEK Growth Model
The AMETEK Growth Model has proven successful and is a result of the well-ingrained, performance-based culture embodied at AMETEK. It serves as the engine that powers our growth, innovation, and sustained success.

The AMETEK Growth Model has allowed the company to:
•Transition into higher-quality, niche businesses and markets
•Drive strong and consistent sales and earnings growth
•Generate robust cash flows to accelerate growth through acquisitions
•Develop world-class talent
•Deliver consistent and superior shareholder returns
•Position AMETEK as a premier multi-industry company.
Each element of the AMETEK Growth Model supports and enhances the others, while playing an important role in achieving our vision of double-digit earnings growth over the business cycle. As the AMETEK Growth Model has evolved, it has provided tremendous growth for the company, resulting in superior shareholder returns.

Sustainability
AMETEK remains focused on creating a sustainable future for our stakeholders. We are proud of the important steps we have taken to further our sustainability efforts. Our Sustainability Report highlights AMETEK’s commitment to environmental stewardship, social responsibility, inclusion and sound corporate governance. The report includes additional information on all our sustainability initiatives, the progress we have made, and the commitments we are making to create a better future for all of our stakeholders.
The Sustainability Report is available on our website at www.ametek.com/who-we-are/sustainability.

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement.  This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.
VOTING MATTERS

Proposals for Voting	Board Vote Recommendation	Vote Required	Page Reference
Elect three Directors	FOR each nominee	Majority of votes cast	22
Advisory vote on executive compensation	FOR	Majority of votes cast	23
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024	FOR	Majority of votes cast	24
BOARD NOMINEES

The following table provides summary information about each Director nominee.  The nominees receiving a majority of the votes cast at the meeting will be elected as Directors.
Each of the Directors attended at least 75% of the meetings of the Board and the Committees on which such Director served during the period that he or she served.

Name	Age	Director Since	Independent	Committee Membership

Tod E. Carpenter	64	2019	Yes	Compensation

Karleen M. Oberton	54	2021	Yes	Audit

Suzanne L. Stefany	60	2022	Yes	Compensation and Corporate Governance/Nominating
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking stockholders to approve a non-binding advisory resolution relating to our named executive officers’ compensation for fiscal 2023, commonly referred to as “say-on-pay.”  Stockholder approval of our executive compensation for the past 10 years has been strong and has averaged approximately 95% support.  The design of our 2023 executive compensation program continued to emphasize total return to our stockholders.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking stockholders to approve the selection of Ernst & Young LLP as our independent registered public accounting firm for 2024.  Last year, of the total votes cast, not including abstentions, 95% were in favor of approving Ernst & Young as our independent registered public accounting firm for 2023.

VOTING PROCEDURES
Your vote is very important. It is important that your views be represented whether or not you attend the virtual meeting. Stockholders who hold shares of our common stock through a broker, bank or other holder of record receive proxy materials and a Voting Instruction Form – either electronically or by mail – before each annual meeting. For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other holder of record before the date of this meeting.
Who can vote? Stockholders of record as of the close of business on March 8, 2024 are entitled to vote. On that date, 231,211,497 shares of our common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the meeting. We have no other class or series of stock currently outstanding other than our common stock.
How can I attend the virtual annual meeting? This year’s annual meeting will be held entirely online to allow for greater participation.  Stockholders may participate in this year’s annual meeting by visiting the following website: www.virtualshareholdermeeting.com/AME2024.  To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (“Notice”), on your proxy card or on the instructions that accompanied your proxy materials.  Shares held in your name as the stockholder of record may be voted electronically during the annual meeting.  However, even if you plan to attend the virtual annual meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the virtual annual meeting.
How are proxy materials distributed? As permitted by SEC rules, we are making this proxy statement, our proxy card, our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) and other related materials available to stockholders electronically via the internet.  This will expedite receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of our annual meeting.  We will send a Notice to our stockholders as of the record date. The Notice contains instructions on how to access our proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.
How do I vote? If your shares are registered directly in your name with our transfer agent, you are considered the registered holder of those shares.  As the registered stockholder, you can vote by submitting your instructions:
•by telephone using a toll-free number,
•over the internet,
•by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or
•at the meeting, by following the instructions available on the meeting website during the meeting.
Telephone and internet voting for registered stockholders will be available 24 hours a day, up until 11:59 p.m. Eastern Time on May 5, 2024 for shares held in the plans listed on the proxy card and up until 11:59 p.m. Eastern Time on May 6, 2024 for shares held directly.
Detailed instructions for telephone and internet voting are set forth on the Notice.

Vote your shares at www.proxyvote.com.
Have your Notice or proxy card in hand for the 16-digit control number needed to vote.
Call the toll-free number 1-800-690-6903.
If you received a physical proxy card, mark, sign, date and return the enclosed proxy card or voting instruction form in the envelope provided. If the pre-addressed envelope is missing, then return it in your own envelope to: Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.
If you hold your shares through a broker, bank or nominee, rather than registered directly in your name, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or nominee, together with a voting instruction form.  As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary.  Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms.
Once I have voted, can I change my vote? Any person giving a proxy has the power to revoke it at any time before it is voted.  It may be revoked by filing with the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting at the meeting.  Please note, however, that if your shares are held by a broker, bank or nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name.  Attendance at the meeting will not, by itself, revoke a proxy.
What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who owns our common stock through an AMETEK employee savings plan and also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the internet or by telephone will serve as voting instructions to the plan trustee.
How are shares voted? If you return a properly executed proxy card or submit voting instructions via the internet or by telephone, before voting at the meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card or a vote by the internet, webcast or telephone also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the proxy statement, are properly presented for action at the meeting.
If you are an employee who owns our common stock through an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To enable the savings plan trustee to tabulate the vote of the plan shares prior to the meeting, your proxy voting instructions must be received by May 5, 2024.
How many votes are required? A majority of the shares of our outstanding common stock entitled to vote at the meeting must be represented either online or by proxy in order to have a quorum present at the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the meeting will be rescheduled for a later date.
Proposal 1: Elect three Directors for a term of three years.
Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes “against” that nominee. Abstentions and broker non-votes are not counted as votes for or against this proposal.
Proposal 2: Cast an advisory vote to approve the compensation of our named executive officers.
The advisory approval of our executive compensation requires the affirmative vote of the holders of a majority of eligible shares present at the meeting, via webcast or by proxy, and voting on the matter. The advisory vote on executive compensation is not binding on us. However, the Board and Compensation Committee will take into account the outcome of this vote when considering future executive compensation arrangements. Abstentions and broker non-votes are not counted as votes for or against this proposal.
Proposal 3: Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024.
The advisory approval of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of eligible shares present at the virtual meeting, via webcast or by proxy, and voting on the matter. Abstentions and broker non-votes are not counted as votes for or against this proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other holder of record is generally empowered to vote even in the absence of instructions from the beneficial holder of shares, no broker non-votes are expected to exist in connection with this proposal.
Who will tabulate the vote? Broadridge Financial Solutions will tally the vote, which will be certified by the inspectors of election.
Is my vote confidential? It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.
Who is the proxy solicitor? We have retained Georgeson LLC to assist in the distribution of proxy materials and solicitation of votes. We will pay Georgeson LLC a fee of $14,250 plus reimbursement of reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE
In accordance with the Delaware General Corporation Law, our Certificate of Incorporation and our By-Laws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.
Our Board of Directors currently consists of nine members.  They are Thomas A. Amato, Tod E. Carpenter, Anthony J. Conti, Steven W. Kohlhagen, Gretchen W. McClain, Karleen M. Oberton, Dean Seavers, Suzanne L. Stefany and David A. Zapico.  The biographies of our Directors appear on pages 26 through 28. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders.
Corporate Governance Highlights
✓ All Directors are independent other than Mr. Zapico, as Chairman and CEO.
✓ Regular executive sessions of independent Directors.
✓ Lead independent Director chairs meetings of the independent Directors and is a liaison between the independent Directors and our Chairman and CEO.
✓ Independent, experienced committee chairs.
✓ One share, one vote.
✓ No poison pill.
✓ Proxy access for Director nominations permitted for a stockholder or a group of up to 20 stockholders who have owned at least 3% of our common stock for at least three years.
✓ Robust stock ownership guidelines for our Board and executive officers.
✓ Annual Board self-evaluation process.
Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange (NYSE) and the regulations of the Securities and Exchange Commission (SEC). Our Code of Ethics and Business Conduct sets forth rules of conduct that apply to all of our Directors, officers and employees. We also have adopted a separate Code of Ethical Conduct for our Chief Executive Officer and senior financial officers. The Guidelines and Codes are available at the Investors section of our corporate website, www.ametek.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting any amendments and/or waivers to our Codes on our website.
Meetings of the Board. Our Board of Directors has four regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.
Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the annual meeting. Our Board met a total of 5 times in 2023, all in person. Each of the Directors attended at least 75% of the meetings of the Board and the Committees on which such Director served during the period that he or she served. All the Directors on our Board as of May 4, 2023, attended the 2023 Annual Meeting of Stockholders.
Independence. The Board of Directors has affirmatively determined that no Director, other than Mr. Zapico, our chief executive officer, has a material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.  Accordingly, eight of our nine Directors are “independent” Directors based on an affirmative determination by our Board in accordance with the listing standards of the NYSE and the SEC rules. Each member of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the NYSE rules and the members of the Audit Committee also satisfy SEC regulatory independence requirements for audit committee members.
The Board established the following standards to assist it in determining Director independence: A Director will not be deemed independent if:
•within the previous three years or currently,
◦the Director has been employed by us;
◦someone in the Director’s immediate family has been employed by us as an executive officer;

◦the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of our present executive officers;
◦the Director is a current partner or employee of a firm that is our internal or external auditor;
◦someone in the Director’s immediate family is a current partner of such a firm;
◦someone in the Director’s immediate family is a current employee of such a firm and personally works on our audit; or
◦the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years; or
•the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as our employee (other than an executive officer).
The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and we made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the NYSE’s corporate governance rules.
All independent Directors satisfied these categorical standards.
Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the non-management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, address your correspondence to the Corporate Secretary, Attention: Non-Management Directors, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177.
You may address complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee online at www.ametekhotline.com or by calling 1-855-5AMETEK (1-855-526-3835). The website provides the option to choose your language, as well as a list of international toll-free numbers by country.
Committees of the Board. Our Board has established three Committees whose principal responsibilities are briefly described below. The specific responsibilities of each Committee are outlined in more detail in such Committee’s charter, which is available at the Investors section of our corporate website, www.ametek.com, as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). Each Committee conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain advisors to assist it in carrying out its responsibilities.

The membership of each Committee as of March 12, 2024 is listed below.

Director	Audit	Compensation	Corporate Governance/ Nominating
Thomas A. Amato		C
Tod E. Carpenter		•
Anthony J. Conti	C*	•	•
Steven W. Kohlhagen	•*		•
Gretchen W. McClain			C
Karleen M. Oberton	•*
Dean Seavers	•
Suzanne L. Stefany		•	•
David A. Zapico
Number of meetings in 2023	8	5	4
C: Chair
*=Audit Committee Financial Expert

Audit Committee
Three of the four members of the Audit Committee are audit committee financial experts.  The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate our independent auditors. In addition, the Audit Committee is responsible for:
•review and approval in advance of all audit and non-audit services performed by the independent auditors;
•review and discussion with management and the independent auditors regarding the annual audited financial statements and quarterly unaudited financial statements included in our SEC filings and quarterly sales and earnings announcements;
•oversight of our Code of Ethical Conduct for Chief Executive and Senior Financial Officers;
•oversight of risk management;
•review of the performance of our internal audit function;
•meeting separately with the independent auditors and our internal auditors as often as deemed necessary or appropriate by the Audit Committee; and
•review of major issues regarding accounting principles, financial statement presentation and the adequacy of internal controls.
Compensation Committee
The Compensation Committee is responsible for, among other things:
•establishment and periodic review of our compensation philosophy and the adequacy of the compensation plans for our officers and other employees;
•establishment of compensation arrangements and incentive goals in accordance with the Compensation Committee Charter and administration of compensation plans;
•review of the performance of Section 16 officers; award of incentive compensation in accordance with the Compensation Committee Charter, exercising discretion and adjusting compensation arrangements as appropriate;
•review and monitoring of management development and succession plans; and
•periodic review of the compensation of non-employee Directors.
The Committee, in setting compensation for our Chief Executive Officer, will review and evaluate our Chief Executive Officer’s performance and leadership, taking into account the views of other members of the Board. The Compensation Committee charter provides that, with the participation of our Chief Executive Officer, the Committee is to evaluate the performance of other officers and determine compensation for these officers. In this regard, Compensation Committee meetings are regularly attended by our Chief Executive Officer. Our Chief Executive Officer does not participate in the determination of his own compensation. The Compensation Committee has authority under the charter to retain and set compensation for compensation consultants and other advisors that the Committee may engage. The Compensation Committee charter does not provide for delegation of the Committee’s duties and responsibilities other than to one or more members of the Committee when appropriate.
Management engaged Pay Governance LLC to provide executive and Director compensation consulting services. Pay Governance provided no other services for us. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work does not raise any conflict of interest issues. See “Compensation Discussion and Analysis – 2023 Compensation – Determination of Competitive Compensation” for further information regarding Pay Governance’s services.
Corporate Governance/Nominating Committee
The Corporate Governance/Nominating Committee (the “GNC”) is responsible for, among other things:
•selection of nominees for election as Directors, subject to approval by the Board;
•recommendation of a Director to serve as Chairperson of the Board;
•recommendation to the Board of the responsibilities of Board Committees and each Committee’s membership;
•oversight of the annual evaluation of the Board and the Audit and Compensation Committees;
•oversight of management’s environmental and social efforts; and
•review and assessment of the adequacy of our Corporate Governance Guidelines and Code of Ethics and Business Conduct.

Board Structure
Leadership Structure
The Board believes that whether to have the same person occupy the offices of chairman of the Board and CEO should be decided by the Board from time to time, in its business judgment after considering relevant circumstances. Our Corporate Governance Guidelines allow the Board flexibility to separate or combine the roles of Chairman and CEO. The Board currently believes that a combined Chairman and CEO is in the best interest of our company as our Chairman and CEO serves as a bridge between management and the Board, ensuring that both groups act with a common vision and strategy. Further, the combined Chairman and CEO structure provides clear leadership for our company, with a single person setting the tone and having primary responsibility for managing our operations. We believe that the combined role helps to eliminate the potential for confusion or duplication of efforts, and enhances our ability to develop and implement strategy. In addition, the deep involvement of the CEO in all aspects of the business allows him the opportunity to identify risks our company may be facing and, in his role as Chairman, he is able to facilitate the Board’s oversight of such risks.
Mr. Zapico has served in the combined Chairman and CEO role since 2017. The Board believes that Mr. Zapico has the skills, experience and character to provide our company with strong and effective leadership, including:
•Extensive knowledge of our company and the markets in which we operate through his over 30 years of experience in our industry and with our company
•Proven leadership skills with the strategic vision necessary to lead the Board and our company
Lead Independent Director
Our Corporate Governance Guidelines provide that an independent Director will serve as our Lead Independent Director in the event the Chairman is a management Director. The Board believes that this framework further strengthens the leadership of our company. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year. In 2017, the Board elected Anthony J. Conti to serve as Lead Independent Director. Mr. Conti is an experienced Director, having served as a Partner of PricewaterhouseCoopers and a director of another public company. Mr. Conti’s current service as the Chair of our Audit Committee and prior service as a partner of a major accounting firm assist our Board in its role in risk oversight.
The following chart sets forth the primary roles and responsibilities of the Chairman and the Lead Independent Director. We believe that our current leadership structure enhances the Chairman and CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent Directors.

David A. Zapico	Anthony J. Conti
Chairman since 2017	Lead Independent Director since 2017
• Provides strategic vision for our company as Chairman and CEO	• Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management independent Directors
• Presides at all Board meetings when he is present	• Authorized to call meetings of the non-management independent Directors
• Acts as Chairman of and presides at meetings of stockholders	• Serves as principal liaison on Board-wide issues between non-management independent Directors and the Chairman
• Ensures distribution of written meeting materials, including the agenda, for use at Board meetings	• Communicates to the Chairman any issues the non-management independent Directors may have with the quality, quantity, appropriateness and timeliness of information sent to the Board
• Establishes the agenda for Board meetings	• Works with the Chairman to establish Board meeting agenda items
• Invites executive officers, key personnel and other persons to attend Board meetings when deemed appropriate	• Works with the Chairman to optimize the number, frequency and conduct of Board meetings, as well as meeting schedules to assure there is sufficient time for discussion of all agenda items
• Calls special meetings of the Board	• Authorized to retain outside advisors and consultants who report directly to the Board on Board-wide issues
• Does not serve on any Committees but attends all Committee meetings	• Ensures that he is available, if required by the management team, when appropriate, for consultation and communication with our stockholders
It is our policy that independent Directors meet in executive session at least once a year outside of the presence of any management Directors or any other members of our management. Our Lead Independent Director chairs these sessions. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.
Board and Committee Structure
Our Board and Committee composition ensures independence and protects against too much power being placed with the Chairman and CEO. Currently, all of our Directors (other than Mr. Zapico) and each member of our three Committees meet the independence requirements of the NYSE and our Corporate Governance Guidelines’ categorical standards for determining Director independence. Additionally, the members of the Audit Committee also satisfy SEC regulatory independence requirements for audit committee members. Pursuant to our Corporate Governance Guidelines, each independent Director has the ability to raise questions directly with management and request that topics be placed on the Board’s agenda for discussion. Further, pursuant to our Corporate Governance Guidelines, the Board provides input on the structure of the Board itself.

Currently, independent Directors directly oversee such critical matters as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of Directors, and the development and implementation of our corporate governance policies and structures. Further, the Compensation Committee conducts an annual performance review of our CEO and, based upon this review, approves our CEO’s annual compensation, including salary, bonus, incentive and equity compensation.
Outside Directorships. AMETEK’s Corporate Governance Guidelines provide that it is generally advisable to limit outside directorships to three, to avoid “overboarding.” The Corporate Governance/Nominating Committee and the full Board will take into account the nature of and the time involved in a Director’s service on other boards of directors in evaluating the suitability of individual Director candidates. Prior to accepting any invitation to serve on another public company board of directors, a Director must seek and receive the consent of the Corporate Governance/Nominating Committee. Based on the Company’s annual D&O questionnaire process, each Board member is in compliance with AMETEK’s guidelines regarding overboarding.
Risk Oversight. In accordance with NYSE rules and our Audit Committee’s charter, our Audit Committee has primary responsibility for overseeing our risk management. Nevertheless, our entire Board, and each other committee of the Board, is actively involved in overseeing risk management. As our Lead Independent Director is the Chair of the Audit Committee, he is actively involved in risk matters. A summary of the current allocation of general risk oversight functions among management, the Board and the Board committees is as follows:

Board of Directors
Oversight of overall risk, with an emphasis on strategic risk

↕ ↕ ↕

Audit Committee	**Compensation Committee**	**Corporate Governance / Nominating Committee**
Periodic review of our policies and guidelines regarding risk assessment and risk management with management Assistance to the Board in its oversight of: -the integrity of our financial statements -our compliance with legal and regulatory requirements -the performance of our internal audit function -cyber risk	Periodic review of the adequacy of compensation practices and plans for the officers and other employees, taking into account any risks that may be associated with such compensation practices and plans	Oversight of risks related to corporate governance practice Oversight of management's environmental and social efforts

↕

Management
Identification, assessment and management of risk

↕

ERM Committee
Identification and assessment of risk

Our Enterprise Risk Management (“ERM”) Committee, composed of senior executives, including the Chairman and Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer, and the Group Presidents, reviews our enterprise risks. The Committee has an annual process that determines the most important enterprise risks based on severity, likelihood and ability to mitigate, and in turn develops action plans to address the risks. Enterprise risks include any significant event or circumstance that could impact the achievement of our business objectives. These risks include, among other things, strategic, operational, human capital, SEC reporting, compliance, cyber, reputational, and sustainability, including climate-related risks. For example, the team considers the impact of natural disasters and resource shortages on AMETEK’s facilities (i.e., severe weather effects and water availability). The ERM Committee’s findings are presented to the Audit Committee on a quarterly basis and to the full Board of Directors annually. Management’s strategic planning process manages business opportunities, including climate-related opportunities. The ERM Committee’s process is a component of our disclosure controls and procedures.
The ERM process includes the ERM Committee’s:
•Annual reassessment of our significant enterprise risks
•Quarterly review of our significant enterprise risk
•Evaluation of the time frame which the enterprise risk may impact (e.g., long period of time providing opportunity to react, spread over several quarters with limited advanced warning or sudden with immediate impact)
•Consultation with outside advisors, as needed
We have several management-level employees who manage compliance including: our Vice President, Audit Services; Vice President, Environmental, Health and Safety; Vice President, Investor Relations and Treasurer; and General Counsel. Each of these employees is a member of the ERM Committee.
Sustainability Report. AMETEK is committed to providing a consistent and excellent return to our stakeholders, all while maintaining a strong commitment to environmental stewardship, social responsibility, inclusion, and sound corporate governance. We believe that effectively prioritizing and managing our sustainability initiatives will help create long-term value and a better future for our stakeholders.
Our Sustainability Report highlights our sustainability initiatives and is available on our website at https://www.ametek.com/who-we-are/sustainability.
Key elements of the Company’s approach to sustainability include the following:
•Core Values. Our core values — Ethics and Integrity, Respect for the Individual, Inclusion, Teamwork, and Social Responsibility — remain the most critical components of our sustainability efforts. Sustainability is an integral aspect of the core values that guide the way we do business.
•Upholding Sound Governance. Our commitment to transparency, accountability, and ethical and responsible decision-making is demonstrated through our core values, corporate governance structure, compliance measures, and focus on sustainability oversight. AMETEK’s governance structure underpins our distributed operating structure and provides our colleagues with the foundation to advance sustainability initiatives across our businesses.
•Protecting Our Environment. Our ongoing commitment to serve as environmental stewards and protect the environment for future generations is reflected in our proactive approach to environmental management and sustainability. From emissions reduction initiatives to optimizing resource consumption, we emphasize environmental protection in every facet of our operations. We are firmly committed to reducing our carbon footprint and have made outstanding progress toward our stated greenhouse gas emissions reduction target.
•Investing in Our People. Our people are the most essential resource in driving AMETEK’s long-term success and in achieving our sustainability ambitions. AMETEK is committed to developing an inclusive culture to help power innovation, growth, and greater opportunities for all employees. Through strategic investments in talent acquisition, learning and development, and employee well-being, we foster a culture of empowerment, innovation, and inclusivity, driving our collective success and sustainable growth. We are continually expanding our employee development, engagement, and training initiatives to provide meaningful opportunities for personal and professional development.
•Driving Sustainable Product Solutions. AMETEK is committed to advancing a low-carbon economy. Our growing portfolio of clean technology and sustainability-related solutions includes a wide range of products and solutions that have a positive, global environmental impact across a broad set of diverse end markets, supporting customers in achieving their sustainability goals and creating a more sustainable future. Through collaborative partnerships with our customers, we develop solutions which help reduce carbon emissions, promote renewable energy adoption, improve efficiency and productivity, and improve healthcare outcomes.
•Partnering with Our Communities. We cultivate strong and lasting relationships with the communities in which we operate, actively contributing to their social and economic prosperity. Our charitable arm, the AMETEK Foundation, provides wide-ranging support to non-profit and educational organizations. Through employee volunteerism, financial support, and contributions from the AMETEK Foundation, we partner to strengthen the work of charities around the world.

In the past several years, we made significant progress on our sustainability commitments. Below we highlight some of those developments:
•We employ an ERM Committee made up of functional experts and senior business leaders. This Committee is focused on anticipating, identifying, prioritizing, managing, and mitigating various risks facing the company. As a result, the ERM Committee plays a critical role in helping drive our success and sustainability. Furthermore, we have expanded our cross-functional Sustainability Leadership team to better manage our sustainability initiatives, accelerate progress, and identify projects that will help us achieve our sustainability goals. This team works closely with our businesses to implement sustainability initiatives, improve operational efficiency, and ensure that environmental sustainability is widely integrated and communicated across the company.
•Our disclosure efforts are aligned with international sustainability frameworks such as the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) frameworks.
•We continually look for opportunities to improve inclusion across our company. We have an active Inclusion Council, which drives initiatives focused on mentorship, education, and career guidance. Our council reinforces our commitment to an inclusive work environment, where all employees are valued, and their voices are heard. We also celebrate events throughout the year to recognize our talented employees and their unique backgrounds.
•AMETEK takes the health and safety of our employees very seriously. Our ultimate goal is zero accidents in the workplace. Every member of our leadership team is responsible for enforcing health and safety standards. In 2023, AMETEK achieved a 0.21 Lost Workday Incident Rate (per 100 workers, per year). Additionally, our Total Recordable Incident Rate (TRIR) was 0.72.
•We disclose environmental data including scope 1 and scope 2 emissions data, energy consumption, energy from renewable sources, water usage, hazardous waste, and recycled hazardous waste. Further, we have implemented a centralized, cloud-based sustainability tracking solution to manage, track, report, and analyze our sustainability performance.
•We have established a greenhouse gas (GHG) emissions reduction goal to reduce our combined scope 1 and 2 emissions by 40%, normalized to sales, by 2035, from a 2019 baseline. We have achieved a 26% reduction in our Scope 1 and Scope 2 emissions intensity and a 20% reduction in absolute emissions since 2019. Our businesses continue to implement a variety of initiatives helping to reduce our overall environmental impact and to reach our GHG reduction goal.
•We continuously strive to reduce waste volume and improve our recycling efforts through our various Operational Excellence initiatives. We have a comprehensive waste management and recycling program for both hazardous and non-hazardous waste, which includes business waste, packaging waste, production waste, and chemical waste.
•We strengthened our focus on social responsibility by expanding our volunteer efforts and increasing our contributions through the AMETEK Foundation, our company’s charitable giving arm, to support the communities where we operate. From donating to food pantries and fundraising for life-saving research, to volunteering to maintain nature preserves, the AMETEK Foundation empowers our businesses and colleagues to support over 150 charitable organizations around the world each year.
•For the past three years in a row, AMETEK has been recognized as a Civic 50 Greater Philadelphia honoree for being one of the most community-minded employers in the region.
Our businesses invest in, develop, and acquire differentiated technology solutions to solve our customers’ most complex challenges. Our growing portfolio of clean technology and sustainability-related solutions exemplifies our commitment to advancing a low-carbon economy. AMETEK’s innovative solutions are playing an important role in reducing carbon emissions, increasing renewable energy adoption, improving efficiency and productivity, and improving health and wellness outcomes. Below are some examples of how our solutions are making a positive impact:
•Advancing Healthcare
◦AMETEK Gatan’s K3® camera utilizes next-generation technology to produce the high-resolution detail required to map viruses in 3D on an atomic scale, playing a key role in the rapid development of vaccines, therapeutic antibodies, and other medical breakthroughs.
◦Our Rauland Responder® solutions allow hospitals and other health care facilities to optimize their workflows and critical communications. The Responder series helps nurses and hospital staff monitor patient activity, improving both patient safety and the efficiency of the nurses and health care professionals.

◦Reichert Technologies’ Tono-Pen AVIA® Tonometer is a handheld solution used by ophthalmologists and optometrists in evaluating a patient’s intraocular pressure (IOP), which is an important aspect of diagnosing and managing glaucoma, a leading cause of blindness.
•Resource Efficiency and Environmental Stewardship
◦AMETEK Process Instruments provides gas analysis solutions to help customers achieve their sustainability targets and combat climate change. Gas and combustion analyzers such as the WDG suite of products provide real-time measurements helping to find optimal combustion setpoints, thereby improving process efficiency and reducing emissions.
◦SkyBitz Tracking and Monitoring technologies improve the efficiency of logistics and transportation providers. Customers rely on these solutions to optimize their distribution strategies, ultimately lowering overall emissions and reducing carbon footprints.
◦Ensuring the safety of our water and wastewater is critical. SPECTRO’s line of optical emission spectrometers is leading the way in helping cities and utilities keep their consumers and the environment safe from pollutants in the water supply.
◦Water vapor, oxygen, and carbon dioxide have the potential to penetrate fresh food packaging and reduce shelf life, leading to unnecessary waste. Packaging companies are using MOCON permeation analyzers to design packages that keep food fresh while minimizing weight, transportation costs, and food waste.
•Electrification
◦The replacement of fossil-fuel-based technologies with efficient electric-powered alternatives plays a vital role in decarbonization. To help ensure proper, safe and reliable performance, electric vehicle manufacturers rely on Compliance Test Solutions (CTS) PowerWave™ and RippleNX™ instrumentation. By simulating electrical interference, CTS’s solutions help our customers certify electric vehicles.
◦AMETEK Programmable Power’s PLA/PLW Series provides programmable AC and DC power supplies and loads that can serve a variety of applications, from battery and fuel-cell simulation to traction-inverter tests.
◦The inspection and monitoring solution provided by AMETEK Surface Vision's SmartView® detection technology and SmartAdvisor® vision system allows battery cell manufacturers to detect, identify, and visualize surface defects in real time, ensuring the production of safe and high-grade batteries to power electric vehicles.
•Clean Energy Transition
◦A more sustainable future means increased use of renewable energy sources like solar, wind, hydropower, and biofuels. The RTDS® Simulator provides advanced simulation and testing capabilities to support large-scale integration of renewable energy into national grids.
◦Renewable energy systems such as wind turbines and photovoltaic systems must operate under some of the harshest weather conditions for decades at a time. To ensure reliability and consistency, customers rely on Atlas’s Weather-Ometers for accelerated weathering testing and quality assurance.
◦AMETEK Programmable Power’s TerraSAS™ photovoltaic simulators simulate weather conditions to help in the production of solar panels and related equipment. By simulating real-world conditions, Programmable Power’s products ensure customers are creating durable, long-lasting solar solutions.
◦Carbon capture and storage (CCS), an emerging clean energy process, requires the ability to monitor and account for CO2 throughout initial capture, transportation, and storage. The AMETEK Process Instruments 5100 series of analyzers helps monitor and optimize the efficiency of CCS systems. The AMETEK Solartron ISA CarbonStream™ Subsea CO2 Meter provides highly accurate and reliable flow measurement data in the harshest of subsea environments.
•Aerospace Sustainability
◦Thermal performance and weight are key considerations for aircraft engines. AMETEK Hughes-Treitler’s Air-to-Air Heat Exchanger provides an optimal mix of high heat dissipation, durability, light weight, and small size. This thinner, more efficient design generates less drag, resulting in improved fuel efficiency that helps cut carbon emissions.
◦AMETEK MRO supports and services over 40,000 unique aircraft parts, ensuring aircraft longevity, improved safety, and optimized resource utilization.
Human Capital Management.  As a global organization, we have seen firsthand that the innovation needed to solve our customers’ biggest challenges can only come from employees that are fully engaged and committed, and who have diverse perspectives and backgrounds. Our Board regularly receives updates and presentations on key topics, including sustainability, compliance, inclusion, and employee development and succession.

Our executive management team reviews the key talent across our company and assesses the adequacy of talent to meet business challenges and future growth needs. We have an active Inclusion Council, which drives initiatives focused on mentorship, education and career guidance.
We have created a leadership development program for employees on track to become P&L leaders in the company. This focused and intensive program involves both internal and external training on leadership effectiveness as well as specific job-related skills. In addition, participants receive hands-on experience in key AMETEK business system processes such as growth kaizens and acquisition due diligence. We have a long-standing commitment to responsible corporate conduct. Each employee is provided with annual performance goals which are reviewed in a performance review with their manager. Employee feedback is actively encouraged through an open-door policy for all managers, regular town hall/all hands meetings, executive presentations with Q&A sessions, a regular CEO podcast for all employees, and a hotline that can be used to report complaints.
Giving back to our community is an important part of our culture. Established in 1960, the AMETEK Foundation is the charitable giving arm of AMETEK, Inc. The Foundation’s mission is to empower AMETEK colleagues making a positive impact in their local communities, with a focus on health and welfare, civic and social service programs, and education.
As of December 31, 2023, we have approximately 21,500 employees. Our compensation programs are designed to provide competitive salaries and benefit programs to attract, retain and motivate a world-class workforce. Selected employees participate in short- and long-term incentive programs that align employee and shareholder interests and promote long-term retention. Additionally, we strive to protect health and safety in every aspect of our enterprise – from the way we design, manufacture and deliver our products to the way our customers use them. We continue to drive towards our goal of zero lost-time work incidents. In 2023, we achieved a lost-time incident rate that was significantly below the industry average. We continue to enhance our safety initiatives as each facility is tasked with identifying opportunities for additional safety measures. Businesses with zero incidents share best practices and ensure ongoing training to maintain their safety excellence. In addition to our EHS facility audits, our facilities include safety committees, continual training, documented self-audits, and behavior-based safety observations and feedback.
Our U.S. Federal Employment Information Report (EEO-1) for 2022 is available at www.ametek.com.

Consideration of Director Candidates. The GNC seeks candidates for Director positions who help create a collective membership on the Board with varied backgrounds, experience, race, gender, ethnicity, age, skills, knowledge and perspective. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to AMETEK. These factors are considered by the Committee when it annually considers the composition of the Board and prior to recommending candidates for nomination as Directors. The Committee solicits input from Directors regarding their views on the effectiveness of the Board through the annual self-assessment process. The Committee assesses the effectiveness of the Board by considering the various skills, experiences, knowledge, backgrounds and perspectives of the members of the Board of Directors. The Committee then considers whether the Board possesses, in its judgment, a sufficient range of those attributes.
Stockholders can recommend qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177. Stockholder submissions must include the following information: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the SEC rules; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a Director; and (4) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time that the shares have been owned. In considering any candidate proposed by a stockholder, the GNC will reach a conclusion based on the criteria described above in the same manner as for other candidates. The GNC also may seek additional information regarding the candidate. After full consideration by the GNC, the stockholder proponent will be notified of the decision of the Committee.
In addition, we adopted “proxy access,” which, under certain circumstances, allows a stockholder or group of up to twenty stockholders who have owned at least 3% of our common stock for at least three years to submit Director nominees (up to the greater of two Directors or 20% of the Board) for inclusion in our proxy materials if the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws. Stockholders who wish to nominate Directors for inclusion in our proxy materials or directly at an annual meeting of stockholders in accordance with the procedures in our By-Laws should follow the instructions under the “Information About the 2025 Annual Meeting” section of this proxy statement.
Director Compensation.  Each non-employee Director is paid an annual base retainer composed of cash and equity in the form of a restricted stock award, as well as reimbursement of expenses. The Lead Independent Director and each Committee Chair receive an additional cash retainer. In fiscal 2023, the Director compensation program provided for the following payments:

Type	Amount
Annual Board Cash Retainer	$110,000
Restricted Stock Award	$165,000
Lead Independent Director Retainer	$ 30,000
Committee Chair Retainers	Audit – $25,000 Compensation – $20,000 Corporate Governance/Nominating – $20,000
The following table provides information regarding Director compensation in 2023, which reflects the standard compensation described above. However, the table does not address compensation for Mr. Zapico, which is addressed under “Executive Compensation” beginning on page 29. Mr. Zapico did not receive additional compensation for serving as a Director in 2023.
For 2024, the target restricted stock award will be increased to $185,000 and the Lead Independent Director retainer will be increased to $35,000. The annual Board cash retainer and Committee Chair retainers will remain unchanged.

DIRECTOR COMPENSATION – 2023

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Thomas A. Amato	$130,000	$167,537	—	—	—	$2,544	$300,081
Tod E. Carpenter	110,000	167,537	—	—	—	2,544	280,081
Anthony J. Conti	166,250	167,537	—	—	—	2,544	336,331
Steven W. Kohlhagen	110,000	167,537	—	—	—	2,544	280,081
Gretchen W. McClain	130,000	167,537	—	—	$76,775	2,544	376,856
Karleen M. Oberton	110,000	167,537	—	—	—	2,763	280,300
Dean Seavers	110,000	167,537	—	—	—	—	277,537
Suzanne L. Stefany	110,000	167,537	—	—	—	—	277,537
(1)The amounts shown are the annual base cash retainer and additional annual retainer fees for serving as Lead Director and Chair of a Committee. The amounts shown include amounts that have been deferred under the deferred compensation plan for Directors.
(2)The amounts shown for stock awards relate to restricted shares granted under our 2020 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, but without giving effect to estimated forfeitures related to service-based vesting conditions. At December 31, 2023, the non-management members of the Board held unvested restricted stock awards with respect to the number of shares of our common stock set forth next to their names in the chart below.

Name	Stock Awards
Thomas A. Amato	2,490
Tod E. Carpenter	2,490
Anthony J. Conti	2,490
Steven W. Kohlhagen	2,490
Gretchen W. McClain	2,490
Karleen M. Oberton	2,490
Dean Seavers	2,590
Suzanne L. Stefany	2,020
Directors are able to participate in a deferred compensation plan for Directors. Ms. McClain participates in this plan. Under this plan, a Director may defer payment of his or her fees into a notional investment in the same investments available in The AMETEK Retirement & Savings Plan, commonly referred to as the “AMETEK 401(k) Plan,” plus an interest-bearing account. One of the investment options is a notional fund consisting of our common stock. A Director generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to 15 annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to 15 annual installments commencing on a date specified by the Director in his or her distribution election. Payments may commence sooner upon the Director’s separation from service prior to plan retirement eligibility, upon the death of the Director, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional common stock fund are made in shares of our common stock, while payments from all other investments are paid in cash.
Mandatory Retirement. The retirement policy for our Board prohibits a Director from standing for re-election following his or her 75th birthday.
Certain Relationships and Related Transactions. Under our written related party transactions policy, transactions that would require disclosure under SEC regulations must be approved in advance by the Audit Committee.  Prior to entering into a transaction covered by the policy, the person proposing to enter into the transaction must provide a notice to our Vice President – Audit Services, who must promptly forward the notice to the Chair of the Audit Committee. Following a reasonable review by the Audit Committee, the transaction is permissible if the Audit Committee finds that, notwithstanding the involvement of a related person, there is an appropriate business reason to approve the transaction.
We had no related party transactions in 2023. To our knowledge, no related party transactions are currently proposed.

INFORMATION ABOUT THE 2025 ANNUAL MEETING
Advance Notice Procedures for Stockholder Proposals and Director Nominations Not Intended for Inclusion in the Proxy Statement for the 2025 Annual Meeting
In accordance with our By-Laws, stockholders must give us notice relating to nominations for Director or proposed business to be considered at our 2025 Annual Meeting of Stockholders, other than in connection with a nomination for Director that is intended to be included in our proxy statement pursuant to our proxy access By-Laws as described below, no earlier than January 7, 2025 and no later than February 6, 2025. Any such nomination for Director must include all information required by Rule 14a-19(b) under the Exchange Act. These requirements do not affect the deadline for submitting stockholder proposals or Director nominations for inclusion in the proxy statement, or for recommending candidates for consideration by the GNC, nor do they apply to questions a stockholder may wish to ask at the meeting.
Director Nominations for Inclusion in the Proxy Statement for the 2025 Annual Meeting
In accordance with our By-Laws, a stockholder or group of up to twenty stockholders who have owned at least 3% of our common stock for at least three years may submit Director nominees (up to the greater of two Directors or 20% of the Board) for inclusion in our proxy materials if the stockholder(s) provide timely written notice of such nomination(s) and the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws. To be timely for inclusion in our proxy materials for the 2025 Annual Meeting of Stockholders, notice must be received by the Corporate Secretary at our principal executive offices no earlier than the close of business on October 13, 2024 and no later than the close of business on November 12, 2024. The notice must contain the information required by our By-Laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our By-Laws relating to the inclusion of stockholder nominees in our proxy materials.
Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177.
Stockholder Proposals for Inclusion in the Proxy Statement for the 2025 Annual Meeting
To be considered for inclusion in the proxy statement for the 2025 Annual Meeting of Stockholders, stockholder proposals other than Director nominations must be received at our executive offices no later than November 12, 2024.

REPORT OF THE AUDIT COMMITTEE
The responsibilities of the Audit Committee are set forth in its charter, which is accessible at the Investors section of our corporate website, www.ametek.com. Among other things, the charter charges the Committee with the responsibility for reviewing our audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, our independent registered public accounting firm, the audited financial statements contained in our 2023 Annual Report on Form 10-K. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
In addition, the Committee received the written disclosures and letter from Ernst & Young LLP in accordance with the applicable standards of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young LLP its independence.
The Committee discussed with our internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure control process and internal control over financial reporting, and the overall quality of our financial reporting. The Committee held eight meetings during 2023, which included meetings prior to quarterly earnings announcements.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee:
Anthony J. Conti, Chair
Steven W. Kohlhagen
Karleen M. Oberton
Dean Seavers
Dated: March 12, 2024

ELECTION OF DIRECTORS
(Proposal 1 on Proxy Card)
The nominees for election at this year’s meeting are Tod E. Carpenter, Karleen M. Oberton and Suzanne L. Stefany, who have been nominated to serve as Class III Directors and, if elected, will serve for three-year terms expiring at the 2027 Annual Meeting of Stockholders. There are no other nominees competing for their seats on the Board. This means we have an uncontested election.
If a quorum is present, Directors in uncontested elections are elected by a majority of the votes cast, via the webcast or by proxy. This means that the nominees will be elected if they receive more “for” votes than “against” votes. Votes marked “for” a nominee will be counted in favor of that nominee. Votes marked “abstain” will have no effect on the vote since a majority of the votes cast at the meeting is required for the election of each nominee. Since we do not have cumulative voting, you may not cast all of your votes “for” a single Director nominee. Any nominee for Director who does not receive a majority of votes cast shall immediately tender his or her resignation for consideration by the GNC. The Committee will promptly consider the resignation tendered by the Director and will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will weigh all factors it deems relevant, including the reasons for the “against” votes by stockholders, the length of service and qualifications of the Director, and the Director’s contributions to AMETEK. No Director whose tendered resignation is under consideration will participate in the deliberation process as a member of the GNC or the process of the Board described below. The Board will act on the GNC’s recommendation within 120 days following certification of the stockholders’ vote and will promptly disclose (by press release, filing of a Current Report on Form 8-K or any other public means of disclosure deemed appropriate) its decision regarding whether to accept the Director’s resignation offer. In considering the GNC’s recommendation, the Board will weigh the factors considered by the Committee and any additional information deemed relevant by the Board. If any Directors’ resignations are accepted by the Board, the GNC will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors. The Directors’ biographies are set forth on pages 26 through 28, and a summary of their skills and attributes is set forth on page 25.
Your Board of Directors Recommends a Vote FOR Each of the Nominees.

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
(Proposal 2 on Proxy Card)
Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders with the right to approve, on a non-binding, advisory basis, the compensation of our “named executive officers” as disclosed in this proxy statement under the heading “Executive Compensation – Compensation Discussion and Analysis” and the tabular disclosures of this proxy statement. In accordance with the results of the last advisory vote on the appropriate frequency of our advisory vote on executive compensation at our 2023 annual meeting, our Board determined to implement an annual non-binding stockholder vote on our executive compensation (commonly referred to as “say-on-pay”). Our Board has had a long-standing commitment to good corporate governance and recognizes the interest that investors have in executive compensation. We also are committed to achieving a high level of total return to our stockholders.
We encourage you to review the Compensation Discussion and Analysis beginning on page 30 of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 40 through 49, which provide detailed information on our compensation policies and practices and the compensation of our named executive officers. Our compensation program is designed to attract, motivate and retain the talent required to achieve the short- and long-term performance goals necessary to create stockholder value. Our balanced approach to executive compensation through a combination of base pay, annual incentives and long-term incentives, with a mix of cash and non-cash awards, aligns with creating and sustaining stockholder value.
The Board strongly endorses our executive compensation program and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this Proxy Statement).”
The affirmative vote of the holders of a majority of eligible shares present at the meeting, via webcast or by proxy, and voting on the matter is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.
Although the vote is non-binding, our Board and Compensation Committee will take into account the outcome of the vote when making future decisions about our executive compensation policies and procedures.
Your Board of Directors Recommends a Vote FOR the Approval of the Company’s Executive Compensation.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3 on Proxy Card)
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence. Further, the Audit Committee evaluates whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected, and the Board has ratified the selection of, Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The Audit Committee is responsible for the audit fee negotiations associated with our retention of Ernst & Young LLP. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Chair and other members of the Audit Committee are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. Ernst & Young LLP and its predecessor have served continuously as our independent auditors since our incorporation in 1930.
The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interest of AMETEK and our stockholders, and we are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2024. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.
Fees billed to us by Ernst & Young LLP for services rendered in 2023 and 2022 totaled $10,501,266 and $9,373,000 respectively, and consisted of the following:

	2023	2022
Audit fees	$8,530,000	$7,915,000
Audit-related fees	863,683	53,000
Tax fees	1,102,583	1,400,000
All other fees	5,000	5,000
Total	$10,501,266	$9,373,000
“Audit fees” includes amounts for statutory audits and attestation services related to our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
The amounts shown for “Audit-related fees” relate to fees for acquisition-related commercial due diligence ($810,683) and audits of employee benefit plans ($53,000).
The amounts shown for “Tax fees” relate to federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.
The amounts shown for “All other fees” relate to online accounting research subscriptions.
The affirmative vote of the holders of a majority of eligible shares present at the meeting, via webcast or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.
Representatives of Ernst & Young LLP will be present at the meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Your Board of Directors Recommends a Vote FOR Ratification.

THE BOARD OF DIRECTORS
Board Composition Overview
Our Board is comprised of Directors with diverse skills, background and experience.  Additional information on Board membership criteria is set forth on page 18 under “Consideration of Director Candidates.”
Skill and Attributes
Out of 9 Board Members

9 High level of financial expertise

9 Executive leadership development experience

9 Enterprise risk oversight experience

7 Broad international business experience

5 Technology/Cybersecurity experience

4 Knowledge of strategic marketing and industrial technology

4 Public company CEO experience

4 Extensive M&A experience

Diversity
(race/ethnicity)
11%
89%
Non- Diverse
Diverse

Biographies
As discussed under “Consideration of Director Candidates,” the GNC analyzes a number of factors when considering Directors for selection to the Board. Each of our Directors has been selected based on their demonstrated leadership and significant experience in areas significant to our company; ability to offer advice and guidance based upon that experience and expertise; sound business judgment; and character and integrity that support our core values. The biographical information set forth below is as of March 1, 2024 and includes a description of each Director’s background that supported the Board’s consideration of that Director for nomination. Unless we indicate otherwise, each Director has maintained the principal occupation and directorships described below for more than five years.
Class III: Nominees for election at the meeting for terms expiring in 2027:

TOD E. CARPENTER Independent Age 64 Director since 2019 Committee served: Compensation
Mr. Carpenter has served as Chairman since November 2017, and President and Chief Executive Officer of Donaldson Company, Inc. since April 2015. Mr. Carpenter brings to the Board a wealth of general management and global leadership experience. He is currently a Director of Donaldson Company, Inc.

KARLEEN M. OBERTON Independent Age 54 Director since 2021 Committee served: Audit
Since August 2018, Ms. Oberton is the Chief Financial Officer of Hologic, Inc. Ms. Oberton brings to the Board deep financial advisory, audit and SEC reporting experience as well as extensive global leadership experience at a public company.

SUZANNE L. STEFANY Independent Age 60 Director since 2022 Committees served: Compensation and Governance
Suzanne L. Stefany is a Partner at PJT Partners. Ms. Stefany brings to the Board deep investment advisory, capital markets and strategy development experience. She is currently a Director of JELD-WEN Holding, Inc.

Class II: Directors whose terms continue until 2026:

THOMAS A. AMATO Independent Age 60 Director since 2017 Committee served: Compensation
Mr. Amato is Chief Executive Officer and President of TriMas Corporation. Previously, he was Chief Executive Officer and President of Metaldyne, LLC and Co-President of Metaldyne Performance Group Inc. Mr. Amato brings to the Board more than 25 years of broad industrial and international experience, having served in several leadership positions at global, multibillion-dollar businesses. He is currently a Director of TriMas Corporation.

ANTHONY J. CONTI Independent Age 75 Director since 2010 Committees served: Audit, Compensation and Governance
Mr. Conti is retired from his position as a Partner at PricewaterhouseCoopers. Mr. Conti brings to the Board expertise in financial accounting, finance, strategy, risk management and human resources management with his more than 35 years’ experience at a public accounting firm. He was a Director of BioTelemetry, Inc. from May 2012 to February 2021.

GRETCHEN W. McCLAIN Independent Age 61 Director since 2014 Committee served: Governance
Ms. McClain is the President & CEO of J.M. Huber Corporation, a private company, since April 1, 2022. She was Operating Executive of The Carlyle Group from July 2019 to April 2022. Ms. McClain brings to the Board her extensive business, developmental, strategic and technical background from more than 25 years of global experience across multiple industries, including as CEO of a publicly traded industrial company and government agency leadership. She is currently a Director of Booz Allen Hamilton Holding Corporation. She was a Director of Boart Longyear Limited from November 2015 to August 2019, and Hennessy Capital Acquisition Corp. IV from February 2019 to December 2020.

Class I: Directors whose terms continue until 2025:

STEVEN W. KOHLHAGEN Independent Age 76 Director since 2006 Committees served: Audit and Governance
Mr. Kohlhagen is a retired financial executive. Mr. Kohlhagen brings to the Board expertise in financial accounting, finance and risk management through his extensive experience in, and knowledge of, the financial, securities and foreign exchange markets. He was a Director of the Federal Home Loan Mortgage Corporation from February 2013 to February 2020.

DEAN SEAVERS Independent Age 63 Director since 2022 Committee served: Audit
Mr. Seavers was the President of National Grid US and Executive Director of National Grid plc, a multinational electric and gas utility, from December 2015 to January 2020. Mr. Seavers brings to the Board a broad background in business transformation, sustainability and safety. Mr. Seavers has been a Director of Albemarle Corporation since May 2018. He was a Director of Environmental Impact Acquisition Corp. from January 2021 to February 2022, James Hardie Industries plc from February 2021 to March 2022 and Pacific Gas & Electric Company from July 2020 to December 2022.

DAVID A. ZAPICO Age 59 Director since 2016
Mr. Zapico is the Chairman and Chief Executive Officer of AMETEK. Mr. Zapico brings to the Board extensive knowledge of our company and the markets in which we operate through his 34 years’ experience in our industry.

EXECUTIVE OFFICERS
Officers are appointed by our Board to serve for the ensuing year and until their successors have been elected and qualified. Information about our executive officers as of March 1, 2024 is shown below:

Name	Age	Present Position with AMETEK

David A. Zapico	59	Chairman and Chief Executive Officer

William J. Burke	62	Executive Vice President–Chief Financial Officer

Ronald J. Oscher	56	Chief Administrative Officer

Emanuela Speranza	55	Chief Commercial Officer

Tony J. Ciampitti	51	President–Electronic Instruments

John W. Hardin	59	President–Electronic Instruments

David F. Hermance	55	President–Electromechanical Group

Thomas C. Marecic	62	President–Electronic Instruments

Thomas M. Montgomery	61	Senior Vice President–Comptroller & Principal Accounting Officer
David A. Zapico’s employment history with us and other directorships, if any, held during the past five years are described under the section “Biographies” on page 26. Mr. Zapico has 34 years of service with us.
William J. Burke was elected Executive Vice President–Chief Financial Officer effective May 15, 2016. Mr. Burke has over 36 years of service with us. Mr. Burke will retire from his position as Executive Vice President–Chief Financial Officer effective April 2, 2024.
Ronald J. Oscher was elected Chief Administrative Officer effective May 5, 2016. Mr. Oscher has 13 years of service with us.
Emanuela Speranza was elected Chief Commercial Officer effective January 1, 2022. She served as Vice President and General Manager, International from January 2020 to December 2021, and Vice President and General Manager, Europe & India from February 2014 to December 2019. Ms. Speranza has 10 years of service with us.
Tony J. Ciampitti was elected President–Electronic Instruments effective January 1, 2017. Mr. Ciampitti has 27 years of service with us.
John W. Hardin was elected President–Electronic Instruments effective July 23, 2008. Mr. Hardin has 25 years of service with us.
David F. Hermance was elected President – Electromechanical Group effective January 1, 2022. He served as Vice President and General Manager from November 2015 to December 2021. Mr. Hermance has 32 years of service with us.
Thomas C. Marecic was elected President–Electronic Instruments effective November 5, 2014. Mr. Marecic has 29 years of service with us.
Thomas M. Montgomery was elected Senior Vice President–Comptroller & Principal Accounting Officer effective May 15, 2016. Mr. Montgomery has 40 years of service with us.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”
Each year, the Compensation Committee, in consultation with an independent compensation consultant, carefully reviews our compensation policies and procedures to determine if they are in the best interests of our stockholders and employees. The Compensation Committee conducted this review in the fall of 2023. Stockholder approval of our executive compensation for the past 10 years has been strong and has averaged approximately 95% support. Accordingly, the Compensation Committee determined that it is in the best interests of our stockholders as well as our employees to maintain our compensation policies and procedures, with certain enhancements, which are described in this Compensation Discussion and Analysis.
Executive Compensation – Governance Practices
The Compensation Committee recognizes that the success of our executive compensation program over the long term requires a robust framework of compensation governance. As a result, the Compensation Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program.
What We Do

✓	Strong alignment between pay and performance
✓	Large majority of executive compensation is at-risk and variable
✓	Large majority of variable compensation is delivered as long-term incentives
✓	All long-term incentives are denominated and delivered in equity
✓	Stock ownership requirements for all executive officers
✓	Minimum vesting requirements for equity awards per our equity plan
✓	Caps on annual bonuses to avoid excessive short-term focus and potentially adverse risk-taking
✓	Independent external compensation benchmarking is performed annually to ensure competitiveness
✓	Use of an independent consultant to advise the Compensation Committee
✓	Clawback policy applicable to current and former executive officers
What We Don’t Do

✘	No excise tax gross-ups on change of control payments
✘	No excessive perquisites
✘	No hedging of our common stock by our officers and Directors
✘	No pledging of our common stock by our officers and Directors
✘	No discounting, reloading or repricing of stock options without stockholder approval
✘	No evergreen provision in our equity plan
2023 Compensation
Compensation Objectives
The compensation paid or awarded to our named executive officers for 2023 was designed to meet the following objectives:
•Provide compensation that is competitive with market levels of compensation provided to other relevant companies’ executive officers, as described further below, taking into account the size of our company or operating group, as applicable. We refer to this objective as “competitive compensation.”
•Create a compensation structure under which a meaningful portion of total compensation is at risk and based on achievement of performance goals. We refer to this objective as “performance incentives.”

•Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stockholder alignment.”
•Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”
We fashioned various components of our 2023 compensation payments and awards to meet these objectives as follows:

Pay Component	Competitive Compensation	Performance Incentives	Stockholder Alignment	Retention Incentives
Salary	✓
Short-Term Incentive Awards	✓	✓	✓
Long-Term Incentive Awards	✓	✓	✓	✓
Stock Ownership Guidelines			✓
Determination of Competitive Compensation
In assessing the competitiveness of our compensation levels, we review current-year compensation data provided to us by an independent compensation consultant, Pay Governance LLC.  We generally refer to the median pay levels of both our compensation peer group and the general industry (a collection of more than 300 companies) for each pay component and for all pay components in the aggregate.
We used the following process to determine a reference point for the compensation for each named executive officer in 2023:
•We provided to the compensation consultant a description of the responsibilities for each named executive officer.
•The compensation consultant employed its standard methodology to provide compensation levels for comparable executives in the market. Comparable executives are seasoned executives having similar responsibilities in companies of generally similar size and scope. The competitive compensation information was based on our compensation peer group and general industry data derived principally from Willis Towers Watson’s Executive Compensation Database, supplemented with data from public filings. The data were size-adjusted to reflect our estimated revenues and the relevant operating groups as appropriate.
While the actual amount of total compensation earned will vary based on company and individual performance, our goal is for total target compensation, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions in the market. Individual executive compensation is established based on an executive’s scope of responsibility, impact on profitable growth, individual performance and breadth of experience.  The percentage of total target compensation delivered by each component of pay is shown in the following graphs.

Peer Group
The Compensation Committee selects companies for inclusion in the compensation benchmarking peer group based on similarity of industry classification and general comparability of key size measures including market capitalization, revenue, assets and employees.  This defined peer group data is used in conjunction with general industry market data when benchmarking each compensation component and total target compensation.
We used the following peer group to inform pay actions effective in 2023.

Agilent Technologies, Inc.	Illinois Tool Works, Inc.	Parker-Hannifin Corporation	Snap-On Incorporated
Dover Corporation	Ingersoll Rand, Inc.	Pentair plc	Teledyne Technologies Incorporated
Fortive Corporation	Keysight Technologies, Inc.	Rockwell Automation, Inc.	TransDigm Group Incorporated
Hubbell Incorporated	Mettler-Toledo International, Inc.	Sensata Technologies Holding plc	Xylem Inc.
IDEX Corporation	Otis Worldwide Corporation

The Compensation Committee reviewed the composition of our compensation peer group in August 2023. Following this review, two companies (Pentair plc and Sensata Technologies Holding plc) were removed and two companies (Howmet Aerospace Inc. and TE Connectivity Ltd.) were added to the compensation peer group. These changes position AMETEK closer to the peer group median revenue and market capitalization.

Role of Executive Officers in Determining Executive Compensation for Named Executive Officers
In connection with 2023 compensation, Mr. Zapico, aided by our human resources department, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Zapico did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Zapico’s observations with regard to other executive officers, the ultimate approval regarding executive compensation came from the Compensation Committee.
2023 Compensation Components
Salaries
The salary amounts set forth in the Summary Compensation Table for 2023 reflect salary decisions made by the Compensation Committee in November 2022. In determining base salary, our CEO and the Compensation Committee consider the size and scope of the executives’ responsibilities, experience, performance and the median base salary of similar positions in the market. The Compensation Committee believes that median base salary is an appropriate general reference point to attract and retain top executive talent. Base salaries are reviewed annually, and adjustments are intended to recognize performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility.

Short-Term Incentive Program
The principal objective of our short-term incentive program is to strongly link a portion of annual compensation to our business achievements. We set target short-term incentive opportunities at the median for comparable executives. However, actual payouts may vary based on performance.
Target bonus amounts are typically stated as a percentage of base salary.  For 2023, the target bonus amounts were Mr. Zapico – 145%; Mr. Burke – 80%; Mr. Ciampitti - 70%; Mr. Hardin – 70%; and Mr. Oscher – 70%.
Under our short-term incentive program, we selected performance measures that are key drivers of stockholder value. In some instances, performance metrics varied among the named executive officers. These differences reflect the different responsibilities of the executives. We also established targets, or expected levels of performance, for each performance measure, as well as threshold and maximum levels of performance.
The large majority of our executives’ annual incentive is based on formula-driven, non-discretionary, financial metrics.  The target goal for each non-discretionary measure in 2023 was largely developed from our 2023 budget. Consistent with past practice, the Compensation Committee can make adjustments on a case-by-case basis, such as for group operating income, as described below.

Performance Measure	Why It Is Used	How It Is Measured
Adjusted Earnings Per Share (EPS)	A measure of our executive officers’ success increasing stockholder returns	Defined as net income, adjusted for tax-effected acquisition-related intangible amortization, divided by the total number of fully diluted shares of our common stock outstanding
	A key metric affecting share price	May adjust for certain nonrecurring items (e.g. realignment costs, tax benefits or charges, sale of a business)
Organic Revenue Growth	Key to the long-term growth and vitality of a business	Applied either company-wide or at the operating group level
	An important indicator of our executive officers’ performance	Defined as actual versus prior-year revenue, excluding (i) revenue increases attributable to acquisitions and (ii) foreign currency effects
Operating Income	A reliable indicator of corporate and operating group performance	Defined as net sales less cost of sales, and selling, general and administrative expenses
	Applies to Group Presidents and their respective operating groups	May adjust for certain nonrecurring items (e.g., estimated tax benefits pertaining to the disposal of excess and obsolete inventory, specified financing costs related to acquisitions, the gain or loss on the sale of a product line and realignment costs)
Operating Working Capital	Encourages executives to achieve a lower working capital percentage, thereby increasing cash available for investment	Defined as inventory, accounts receivable and unbilled revenue less accounts payable and customer advance payments as a percentage of sales
Discretionary	Focuses attention on certain objectives deemed important for the vitality of the business	Quantitative goals are evaluated within a specified range of performance outcomes
	Comprises 10% to 20% of each executive’s total annual incentive	Qualitative goal assessments are based on contributions to overall business performance including progress on sustainability initiatives

The weighting of performance measures, achievement range, actual results and actual award for each named executive officer is set forth in the table below.  In establishing the weighting, the Compensation Committee considered the alignment of compensation to our business strategy, and key operational and financial measures, as well as motivating and rewarding high individual performance.

Name	Performance Measure	Performance Measure as a Percentage of Total Target Award Opportunity	Threshold	Designated Goal (Target)	Maximum	Actual Results	Actual Award as Percentage of Target Award Opportunity for the Performance Measure	Actual Award
David A.	Adjusted Earnings Per Share	65%	$4.80	$6.00	$6.60	$6.38	163%	$2,093,606
Zapico	Organic Revenue Growth	15%	-0.20%	4.80%	9.80%	3.60%	76%	$224,808
	Discretionary	20%	0%	100%	200%	200%	200%	$788,800
William J.	Adjusted Earnings Per Share	65%	$4.80	$6.00	$6.60	$6.38	163%	$598,133
Burke	Organic Revenue Growth	15%	-0.20%	4.80%	9.80%	3.60%	76%	$64,227
	Corporate Working Capital	10%	18.92%	17.20%	15.48%	19.30%	0%	$0
	Discretionary	10%	0%	100%	200%	200%	200%	$112,678
Tony J.	Adjusted Earnings Per Share	30%	$4.80	$6.00	$6.60	$6.38	163%	$191,982
Ciampitti	Organic Revenue Growth	15%	0.00%	5.00%	10.00%	7.40%	148%	$86,980
	Group Operating Income	25%	$414,026,000	$517,532,000	$569,285,000	$555,005,000	172%	$168,875
	Group Working Capital	10%	13.53%	12.30%	11.07%	11.70%	149%	$57,709
	Acquisitions and/or Divestitures ($M)	10%	$0.0	$125.0	$250.0	$0.0	0%	$0
	Discretionary	10%	0%	100%	200%	150%	150%	$59,945
John W.	Adjusted Earnings Per Share	30%	$4.80	$6.00	$6.60	$6.38	163%	$221,418
Hardin	Organic Revenue Growth	15%	0.80%	5.80%	10.80%	7.50%	134%	$90,827
	Group Operating Income	25%	$381,828,000	$477,285,000	$525,014,000	$508,894,000	166%	$187,785
	Group Working Capital	10%	22.44%	20.40%	18.36%	25.20%	0%	$0
	Acquisitions and/or Divestitures ($M)	10%	$0.0	$125.0	$250.0	$166.9	134%	$59,731
	Discretionary	10%	0%	100%	200%	150%	150%	$69,137
Ronald J.	Adjusted Earnings Per Share	50%	$4.80	$6.00	$6.60	$6.38	163%	$319,977
Oscher	Organic Revenue Growth	20%	-0.20%	4.80%	9.80%	3.60%	76%	$59,551
	Corporate Working Capital	10%	18.92%	17.20%	15.48%	19.30%	0%	$0
	Acquisitions and/or Divestitures ($M)	10%	$0.0	$400.0	$800.0	$1,459.5	200%	$77,577
	Discretionary	10%	0%	100%	200%	150%	150%	$59,945
As a result of our actual outcomes with respect to the performance measures and the Compensation Committee’s determinations with respect to the discretionary component, the award payments and the percentage of the aggregate target award represented by the award payments are as follows: Mr. Zapico, $3,107,214 (158%); Mr. Burke, $775,037 (138%); Mr. Ciampitti, $565,492 (144%); Mr. Hardin, $628,897 (139%); and Mr. Oscher, $517,049 (132%).
In accordance with SEC regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The discretionary awards for the named executive officers appear in the “Bonus” column. The other awards are reflected in the “Non-Equity Incentive Plan Compensation” column.
In providing discretionary awards to our named executive officers, the Compensation Committee considered our strong success and specific named executive officers’ qualitative contributions in the following areas:
•Leadership – The executive team demonstrated effective leadership amid a dynamic operating environment, skillfully navigating elevated interest rates, global supply chain challenges, and heightened inflation while delivering record results.
•Performance – AMETEK established annual records for essentially all key financial metrics in 2023. Overall sales reached a record high, with a balanced mix of organic and acquisition growth. Operationally, we performed exceptionally well, with operating income reaching a record level and operating margins expanding to a record high. Furthermore, adjusted earnings per share for the full year set a new record, surpassing our original expectations and growing at double-digit rates. AMETEK also achieved record levels of operating and free cash flow, which enabled us to continue our consistent value-creating capital deployment strategy.
•Strategic Acquisitions – In 2023, we deployed a record $2.3 billion on five acquisitions including AMETEK’s largest acquisition, Paragon Medical.
•Talent Development – We have an extensive talent development program to invest in our employees. Examples of the 2023 talent development programs include AMETEK University, the Global Finance Controllers Conference, the Global Human Resources Leaders Conference, and the Career Development Summit for our Financial and Engineering Management Program.

•Sustainability – We made further progress on our sustainability journey. In 2023, we achieved further reductions in scope 1 and scope 2 greenhouse gas emissions, experienced meaningful improvements in sustainability rating scores, and published our latest Corporate Sustainability Report. In addition, our Inclusion Committee continued with a focus on mentorship, education, and career guidance and development for our employees.
Equity-Based Compensation
We use equity-based compensation to align the interests of executives with those of stockholders and to support succession planning and retention.  We use the most recent year median of the compensation benchmarking peer group and general industry group as reference points for assessing and establishing our equity awards.
Performance-based restricted stock units comprise 50% of the target long-term incentive award for the CEO and CFO, and 40% for the other named executive officers.  The complete 2023 LTI award mix for each named executive officer is shown in the following table.

Award Type	CEO & CFO	Other NEOs
Performance-Based Restricted Stock Units (“PRSU”)	50%	40%
Nonqualified Stock Options (“NQSO”)	25%	30%
Restricted Stock Awards (“RSA”)	25%	30%
NQSOs feature three-year ratable vesting and a ten-year term. RSAs feature three-year ratable vesting.
The PRSU awards feature two equally-weighted performance measures: Return on Tangible Capital (“ROTC”) and Relative Total Shareholder Return (“TSR”), each of which is explained further in the following table. Payouts range from 50% at threshold to 200% at maximum for both measures but will be forfeited if we do not achieve the threshold level of performance.
The 2023 PRSU award features a three-year performance period, January 1, 2023 through December 31, 2025.

Performance Measure	Why It Is Used	How It Is Measured
Return on Tangible Capital	An important input to value creation	Target performance is based on a review of historical results and expectations of future business performance.
	Measured on an absolute basis against internal standards	Threshold performance is target minus four thousand basis points (-4,000 bps) and is set above the median for the constituents of the S&P 500 Industrials.
Maximum performance is target plus two thousand basis points (+2,000 bps).
Relative Total Shareholder Return	Reflects the collective output of management efforts	The relative TSR performance target is set at the median of the constituents of the S&P 500 Industrials.
	Measured relative to the TSR for the constituents of the S&P 500 Industrials index	TSR is calculated based on the average closing stock price for the 10 trading days immediately prior to the beginning and immediately prior to and including the end of the performance period. Dividends are assumed to be accrued on the applicable payment date.
	AMETEK is a member of the robust S&P 500 Industrials index which best represents the competition for investor funds	Threshold performance is the 30th percentile. Maximum performance is the 80th percentile.

Performance Outcomes for the 2021-2023 Performance Period
The number of PRSUs which will vest is the sum of:
•One-half of the Target Award multiplied by the Return on Tangible Capital (“ROTC”) vested percentage, and
•One-half of the Target Award multiplied by the Relative Total Shareholder Return (“TSR”) vested percentage
The payout for the 2021-2023 performance period is 131.50%.
•AMETEK’s target average ROTC for the three-year period 2021-2023 is 100%. The actual average ROTC is 108% resulting in a ROTC vested percentage of 140%.
•AMETEK’s 2021-2023 TSR of +40.2% places the Company at the 56.9th percentile of the comparator group, which results in a TSR vested percentage of 123%.
The following table shows the number of performance-based restricted stock units to be earned upon achievement of target performance under the terms of the 2022 and 2023 awards, the number of performance-based restricted stock units earned (131.50%) under the terms of the 2021 awards as certified by the Compensation Committee in early 2024 and the respective value of each award as of the most recent fiscal year-end.

Name	PRSU Award Date	Target Number of Shares	Estimated Actual Number of Shares	Market Value of Estimated Actual Number of Shares
	3/22/2023	31,880	31,880	$5,256,693
David A. Zapico	3/21/2022	29,840	29,840	4,920,318
	3/11/2021	30,460	40,055	6,604,669
	3/22/2023	8,400	8,400	1,385,076
William J. Burke	3/21/2022	11,050	11,050	1,822,035
	3/11/2021	8,360	10,994	1,812,801
	3/22/2023	2,700	2,700	445,203
Tony J. Ciampitti	3/21/2022	3,180	3,180	524,350
	3/11/2021	3,150	4,143	683,139
	3/22/2023	2,830	2,830	466,639
John W. Hardin	3/21/2022	3,350	3,350	552,382
	3/11/2021	3,520	4,629	763,276
	3/22/2023	2,700	2,700	445,203
Ronald J. Oscher	3/21/2022	3,180	3,180	524,350
	3/11/2021	3,150	4,143	683,139
Performance Conditions for the 2023-2025 Performance Period
•The ROTC performance range is anchored by a target of 107%, with the threshold set at 67% and the maximum set at 127%. The threshold is set above the median for the constituents of the S&P 500 Industrials.
•The TSR performance range remains consistent with prior periods. The target is the 50th percentile among the comparator group, with the threshold set at the 30th percentile and the maximum set at the 80th percentile.
Stock-Based Award Grant Practices
Our practices for the grant of stock-based awards encompass the following principles:
•Stock-based awards for our named executive officers are approved annually by the Compensation Committee on a pre-scheduled date.
•The annual stock-based awards will not be made when the Compensation Committee is aware that executive officers or non-employee Directors are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.
•While stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions, such awards will not be made to executive officers if the Compensation Committee is aware that the executive officers are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.
•The Compensation Committee has established that stock options are granted with an exercise price equal to the per-share fair market value on the date of grant.

•Backdating of stock options is prohibited.
•We are prohibited from repricing stock options and stock appreciation rights and from cash buy-outs of underwater stock options and stock appreciation rights, except in connection with a corporate transaction involving us including, without limitation, any stock dividend, distribution (whether in the form of cash, company stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of company stock or other securities, or similar transaction(s), unless stockholders approve such actions.
Grant Practices Specific to Stock Option Awards
Our policy is to not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and not time the public release of such information based on stock option grant dates. In addition, it is our policy to not grant stock options during periods in which there is material nonpublic information about our company, including (i) during “blackout” periods or outside a “trading window” established in connection with the public release of earnings information under our insider trading policy (each, a “Blackout”) or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information (each, a “Filing Window”). These restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of our common stock on the date of grant.
Our executive officers are not permitted to choose the grant date for their individual stock option grants. Stock option grants to our employees, including our executive officers, and our Directors are generally made annually at a meeting of the Compensation Committee that is held during the first quarter of each year. The grants are effective on the date of the meeting. However, if the meeting occurs during a Blackout or a Filing Window, the stock option grants will not be effective until after the first full business day following the earnings announcement, unless such day is within a Filing Window, in which case such grants will not be effective until after the first full business day following the filing of the applicable report with the Securities and Exchange Commission.
During 2023, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
During 2023, none of our named executive officers were awarded options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information (other than a Form 8-K that disclosed a material new option award grant under Item 5.02(e)), and ending one business day after the filing or furnishing of such reports.
Stock Ownership Guidelines
We believe that by encouraging our executives to maintain a meaningful equity interest in our company, we will align the interests of our executives with those of our stockholders. The stock ownership requirement for Mr. Zapico is a multiple of six times his base salary.  The multiple for Messrs. Burke, Ciampitti, Hardin and Oscher is three times base salary. Under our guidelines, an executive is expected to reach his or her stock ownership requirement within five years of being hired or promoted to his or her position. As of December 31, 2023, all of our named executive officers met the stock ownership guidelines.

Name	Position	Stock Ownership Guideline (multiple of base salary)	Current Standing (multiple of base salary)
David A. Zapico	CEO	6.0x	45.1x
William J. Burke	CFO	3.0x	27.5x
Tony J. Ciampitti	Group President	3.0x	16.8x
John W. Hardin	Group President	3.0x	22.8x
Ronald Oscher	CAO	3.0x	11.6x
Compensation Risk
We review the risks associated with employee compensation policies and practices as an element of the annual incentive compensation process. As part of this process, we establish a balanced mix of fixed pay, short-term incentives and long-term incentives designed to motivate behaviors and decisions that promote disciplined progress towards longer-term, sustainable goals. The multi-year vesting of our equity-based compensation award program, along with our stock ownership guidelines, serves as a control mechanism to our longer-term risk horizon. The structural components of the short-term incentive compensation, including the quantitative nature of our goals, the setting of capped payout targets with actual payouts based on a capped achievement scale, and the individual performance evaluation process, are designed to prevent excessive risk-taking that would potentially harm our value or reward poor executive judgment. We reviewed our compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the company.
Insider Trading Policy
We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have adopted our Insider Trading and Information Policy governing the purchase, sale, and/or other dispositions of our securities by our Directors, officers, and employees, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards. A copy of our Insider Trading and Information Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2023.
Anti-Hedging and Anti-Pledging Policies
The Board of Directors and our Section 16 officers, which include our executive officers, are prohibited from hedging their ownership of our stock, including trading in publicly traded options, puts, calls, or other derivative instruments related to our stock. They are also prohibited from pledging our stock. This prohibition relates to any type of pledge arrangement, including using margin in accounts covering our stock. No Directors or executive officers have pledged any shares of our stock.
Clawback Policy
Under the Executive Compensation Recoupment Policy in Restatement Situations that was adopted on November 2, 2023 to comply with the requirements of Rule 10D-1 of the Exchange Act, as instituted through Paragraph 303A.14 of the Listing Standards Manual of the New York Stock Exchange (the “Recoupment Policy”), we are obligated, in the event that we have an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, to seek to recover incentive-based compensation received by current and former executive officers based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, regardless of fault or misconduct, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
Ongoing and Post-Employment Agreements
We have plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were adopted and, in some cases, amended at various times over the past 25 years, and were designed to be a part of a competitive compensation package. All plans apply to each named executive officer, except for the 2004 Executive Death Benefit Plan and Executive Life Insurance Program as further explained below, and the specific named executive officers who participate are indicated in the discussion below.
•Supplemental Executive Retirement Plan (“SERP”) – This plan is a non-qualified deferred compensation plan that provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2023, compensation in excess of $330,000 constitutes excess compensation. All the named executive officers participate in the SERP. See the Non-Qualified Deferred Compensation table and accompanying narrative for additional information.
•Deferred Compensation Plan – This plan provides an opportunity for named executive officers to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, constitutes excess compensation. In advance of the year in which the short-term incentive award will be paid, a named executive officer may elect to defer all or part of his or her eligible incentive award into a notional investment. Mr. Zapico and Mr. Burke elected to participate in the Deferred Compensation Plan. See the Non-Qualified Deferred Compensation table and accompanying narrative for additional information.
•2004 Executive Death Benefit Plan – This plan provides for retirement benefits or, if the named executive officer dies before retirement, a death benefit. Messrs. Zapico, Burke and Hardin participate in this plan. Mr. Ciampitti and Mr. Oscher do not participate as they were not eligible to participate on January 1, 2004, the date the plan was frozen to new participants. See the Non-Qualified Deferred Compensation table and accompanying narrative for further information.
•Executive Life Insurance Program – Under this program, U.S.-based named executive officers not participating in the 2004 Executive Death Benefit Plan receive term life insurance equal to three times base salary up to a maximum of

$1,200,000. Coverage is provided while the named executive officers are actively employed. The imputed cost of coverage is reported as income for each participating named executive officer.
•Change of Control Agreements – We have change of control agreements with each of our named executive officers, which are described under “Potential Payments Upon Termination or Change of Control.” We entered into these change of control agreements so that our named executive officers can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our named executive officers to support a corporate transaction involving a change of control that is in the best interests of our stockholders, even though the transaction may have an effect on his or her continued employment with us. We believe these arrangements provide an important incentive for our named executive officers to remain with us through a transaction. See “Potential Payments Upon Termination or Change of Control” for more information.
Tax Considerations
Compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and not materially modified thereafter.  The covered employees to whom this deductibility cap applies for 2023 include our CEO and CFO, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016.  As in the past, going forward we will retain the flexibility to authorize compensation paid to our named executive officers even if it may not be deductible if we believe it is in our best interest.
COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee:
Thomas A. Amato, Chair
Tod E. Carpenter
Anthony J. Conti
Suzanne L. Stefany
Dated: March 12, 2024

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
David A. Zapico	2023	$1,360,000	$788,800	$7,219,863	$1,949,327	$2,318,414	$335,760	$566,380	$14,538,544
Chairman and Chief	2022	1,360,000	707,200	6,462,300	1,762,366	2,275,482	—	552,293	13,119,641
Executive Officer	2021	1,320,000	686,400	5,837,811	1,568,518	2,745,600	150,064	611,038	12,919,431
William J. Burke	2023	704,238	112,678	1,902,348	513,342	662,359	356,963	173,397	4,425,325
Executive Vice President-	2022	676,502	108,240	2,393,717	652,427	696,546	—	175,243	4,702,675
Chief Financial Officer	2021	646,538	104,328	1,602,236	430,503	938,952	167,455	190,543	4,080,555
Tony J. Ciampitti	2023	559,715	59,945	704,237	247,334	505,546	618	142,069	2,219,465
President -	2022	535,613	112,089	796,429	281,471	382,690	2,273	160,641	2,271,206
Electronic Instruments	2021	513,125	100,524	699,413	242,927	557,783	2,041	104,780	2,220,593
John W. Hardin	2023	645,534	128,868	738,524	259,529	500,029	137,358	152,061	2,561,902
President -	2022	620,110	119,455	839,306	296,765	379,617	—	169,438	2,424,691
Electronic Instruments	2021	595,225	147,494	781,906	271,627	628,588	94,707	108,147	2,627,694
Ronald J. Oscher	2023	559,715	137,522	704,237	247,334	379,527	—	155,566	2,183,901
Chief Administrative	2022	535,613	146,850	796,429	281,471	425,615	—	150,409	2,336,387
Officer	2021	513,125	118,456	699,413	242,927	578,875	—	108,290	2,261,086
(1)The amounts shown for stock awards relate to performance- and time-based restricted shares granted under our 2020 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. For information regarding the number of shares subject to 2023 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 41.
(2)The amounts shown for option awards relate to shares granted under our 2020 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in Note 11 to our Consolidated Financial Statements in our Form 10-K filed with the SEC. For information regarding the number of shares subject to 2023 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 41.
(3)Represents payments under our short-term incentive program based on achievement of company-wide or operating group performance measures. See “Compensation Discussion and Analysis – 2023 Compensation Components – Short-Term Incentive Program.”
(4)Includes, for 2023, the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows: Mr. Zapico, $145,500 ; and Mr. Burke, $175,100 . Mr. Ciampitti, Mr. Hardin and Mr. Oscher are not eligible to participate in a defined-benefit pension. Gains and/or losses on non-qualified deferred compensation plans to the extent required to be disclosed under SEC regulations, were as follows: Mr. Zapico, $190,260; Mr. Burke, $181,863; Mr. Ciampitti, $618; and Mr. Hardin, $137,358.
(5)Included in All Other Compensation for 2023 are the following items:
•Employer contributions under the terms of company-sponsored defined contribution plans, including the Supplemental Executive Retirement Plan, as follows: Mr. Zapico, $539,038; Mr. Burke, $150,606; Mr. Ciampitti, $121,880; Mr. Hardin, $133,595; and Mr. Oscher, $128,679, and
•Perquisites: Mr. Zapico, a car allowance totaling $27,342; Mr. Burke, a car allowance and income tax preparation; Mr. Ciampitti, a car allowance, executive life insurance and income tax preparation; Mr. Hardin, a car allowance and income tax preparation; and Mr. Oscher, a car allowance and executive life insurance.

GRANTS OF PLAN-BASED AWARDS
The following table provides details regarding plan-based awards granted to the named executive officers in 2023.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
David A.	3/22/2023	$0	$1,972,000	$3,944,000	—	—	—	—	—	—	N/A
Zapico	3/22/2023	—	—	—	15,940	31,880	63,760	—	—	—	$5,012,811
	3/22/2023	—	—	—	—	—	—	15,940	51,150	$138.46	4,156,379
William J.	2/8/2023	0	563,390	$1,126,780	—	—	—	—	—	—	N/A
Burke	3/22/2023	—	—	—	4,200	8,400	16,800	—	—	—	1,320,816
	3/22/2023	—	—	—	—	—	—	4,200	13,470	$138.46	1,094,874
Tony J.	2/8/2023	0	391,801	$783,602	—	—	—	—	—	—	N/A
Ciampitti	3/22/2023	—	—	—	1,350	2,700	5,400	—	—	—	424,548
	3/22/2023	—	—	—	—	—	—	2,020	6,490	$138.46	527,023
John W.	2/8/2023	0	451,874	$903,748	—	—	—	—	—	—	N/A
Hardin	3/22/2023	—	—	—	1,415	2,830	5,660	—	—	—	444,989
	3/22/2023	—	—	—	—	—	—	2,120	6,810	$138.46	553,064
Ronald J.	2/8/2023	0	391,801	$783,602	—	—	—	—	—	—	N/A
Oscher	3/22/2023	—	—	—	1,350	2,700	5,400	—	—	—	424,548
	3/22/2023	—	—	—	—	—	—	2,020	6,490	$138.46	527,023
(1)These targets were established under our short-term incentive program. See “Compensation Discussion and Analysis – 2023 Compensation Components – Short-Term Incentive Program” for information regarding the criteria applied in determining the amounts payable under the awards. There were no threshold amounts payable under the short-term incentive program. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 40. Targets reflect the October 1, 2023 salary for each individual, as required by the program.
(2)A detailed description of the equity incentive plan awards is provided under the Equity-Based Compensation subheading which appears earlier in this document. The awards consist of performance-based restricted stock award units granted under our 2020 Omnibus Incentive Compensation Plan. Units earned will vest within three months following the conclusion of the performance period upon certification of performance results by the Compensation Committee. Award holders who terminate from employment more than one year into the performance period and following the attainment of age fifty-five and at least ten years of service are provisionally vested pending performance certification by the Committee. Recipients who terminate employment due to death or disability, or as a result of and concurrent with a change of control, shall become vested in the target number of units awarded upon certification of performance results by the Compensation Committee. Cash dividends are earned on the units awarded but are not paid until the award vests. Until the award vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.
(3)The stock awards constitute restricted shares granted under our 2020 Omnibus Incentive Compensation Plan. These shares become vested and nonforfeitable on the earliest of: (a) with respect to one-third of the restricted shares awarded (and any dividends with respect thereto) on each of the first, second and third anniversaries of the award date, subject to the recipient’s continuous employment with the company through each such date; (b) the death or disability of the recipient; (c) the recipient’s termination of employment with the company as a result of and concurrent with a change of control. Cash dividends are earned on the restricted shares but are not paid until the restricted shares vest. Until the restricted stock vests, the dividends accrue interest at the five-year Treasury note rate plus 0.5%, compounded quarterly.
(4)The option awards constitute stock options granted under our 2020 Omnibus Incentive Compensation Plan. Stock options become exercisable as to one-third of the underlying shares on each of the first three anniversaries of the date of grant. Options generally become fully exercisable in the event of: retirement after the completion of at least two full years of employment and the attainment of age sixty-five, the grantee’s death or permanent disability, or termination of employment in connection with a change of control.
(5)The grant date fair value is computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair value of option awards in this column are set forth in Note 11 to our Consolidated Financial Statements in our Form 10-K filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2023.

Option Awards (1)						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
David A.	3/22/2023	—	51,150	$138.46	3/22/2033	15,940	$5,105,654	31,880	$16,781,680
Zapico	3/21/2022	18,053	36,107	134.69	3/21/2032	9,947		29,840
	3/11/2021	40,806	20,404	121.91	3/11/2031	5,077		40,055
	3/20/2020	99,080	—	63.37	3/20/2030
	5/9/2019	75,720	—	85.45	5/9/2029
	5/8/2018	45,644	—	73.45	5/8/2028
William J.	3/22/2023	—	13,470	138.46	3/22/2033	4,200	1,530,344	8,400	5,019,911
Burke	3/21/2022	6,683	13,367	134.69	3/21/2032	3,687		11,050
	3/11/2021	11,200	5,600	121.91	3/11/2031	1,394		10,994
	3/20/2020	27,400	—	63.37	3/20/2030
	5/9/2019	23,410	—	85.45	5/9/2029
Tony J.	3/22/2023	—	6,490	138.46	3/22/2033	2,020	725,681	2,700	1,652,692
Ciampitti	3/21/2022	2,883	5,767	134.69	3/21/2032	1,594		3,180
	3/11/2021	6,320	3,160	121.91	3/11/2031	787		4,143
	3/20/2020	14,310	—	63.37	3/20/2030
	5/9/2019	11,980	—	85.45	5/9/2029
	5/8/2018	16,210	—	73.45	5/8/2028
John W.	3/22/2023	—	6,810	138.46	3/22/2033	2,120	771,685	2,830	1,782,296
Hardin	3/21/2022	3,040	6,080	134.69	3/21/2032	1,680		3,350
	3/11/2021	7,066	3,534	121.91	3/11/2031	880		4,629
	3/20/2020	16,070	—	63.37	3/20/2030
	5/9/2019	13,720	—	85.45	5/9/2029
	5/8/2018	19,450	—	73.45	5/8/2028
Ronald J.	3/22/2023	—	6,490	138.46	3/22/2033	2,020	725,681	2,700	1,652,692
Oscher	3/21/2022	2,883	5,767	134.69	3/21/2032	1,594		3,180
	3/11/2021	6,320	3,160	121.91	3/11/2031	787		4,143
	3/20/2020	14,310	—	63.37	3/20/2030
	5/9/2019	11,980	—	85.45	5/9/2029
	5/8/2018	16,210	—	73.45	5/8/2028
(1)Stock options granted in 2018 and thereafter become exercisable as to one-third of the underlying shares on each of the first three anniversaries of the grant date.
(2)Restricted stock awards vest in three equal installments, one-third on each of the first three anniversaries of the grant date.
(3)The dollar values are based on the NYSE closing price of our common stock on December 29, 2023 ($164.89). Cash dividends will be earned but will not be paid until the restricted shares vest. The dividends will be payable at the same rate as dividends to holders of our outstanding common stock. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.
(4)Represents the number of performance-based restricted stock units to be earned upon achievement of target performance under the terms of the 2022 and 2023 awards, and the number of performance-based restricted stock units earned (131.50% of target) under the terms of the 2021 awards as certified by the Compensation Committee in early 2024. The number of units earned vest within three months following the conclusion of the three-year performance period – December 31, 2023 for the 2021 awards, December 31, 2024 for the 2022 awards and December 31, 2025 for the 2023 awards - upon certification of performance results by the Compensation Committee.

OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding option exercises and vesting of restricted stock awards for the named executive officers in 2023.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
David A. Zapico	75,876	$6,915,357	80,033	$11,536,455
William J. Burke	33,930	2,946,492	22,602	3,256,602
Tony J. Ciampitti	—	—	8,683	1,247,528
John W. Hardin	—	—	9,693	1,392,807
Ronald J. Oscher	—	—	8,683	1,247,528
(1)The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and the option exercise price for the acquired shares.
(2)The total value realized on vesting is equal to (1) the number of shares acquired on vesting, (2) multiplied by the NYSE closing price per share of our common stock on the vest date, (3) plus the dividends accrued since the date of award, (4) plus the interest accrued on these dividends. Details pertaining to the vesting activity summarized in the table above are presented in the table below.

Named Executive Officer(s)	Grant Date	Award Type	Vest Date	Fair Market Value
All	3/20/2020	PSU	2/21/2023	$143.00
All	3/20/2020	RSA	3/20/2023	$138.54
All	3/11/2021	RSA	3/11/2023	$135.35
All	3/21/2022	RSA	3/21/2023	$140.07

PENSION BENEFITS
We have the following defined benefit plans in which some or all of our named executive officers participate:
•The Employees’ Retirement Plan – This plan is a qualified defined benefit pension plan that provides retirement benefits to our U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays benefits based upon eligible final average plan compensation and years of credited service. Compensation in excess of a specified amount prescribed by the Department of the Treasury ($330,000 for 2023) is not taken into account under the Retirement Plan. Mr. Ciampitti, Mr. Hardin and Mr. Oscher, who joined us after January 1, 1997, are not eligible to participate in The Employees’ Retirement Plan, and instead are eligible to participate in the Retirement Feature of the AMETEK 401(k) Plan, a defined contribution plan.
Annual benefits earned under The Employees’ Retirement Plan are computed using the following formula:
(A + B) x C x 1.02
where:
•A = 32.0% of eligible compensation not in excess of Social Security covered compensation plus 40.0% of eligible compensation in excess of Social Security covered compensation, times credited service at the normal retirement date (maximum of 15 years) divided by 15;
•B = 0.5% of eligible plan compensation times credited service at the normal retirement date in excess of 15 years (maximum of ten years); and
•C = current credited service divided by credited service at the normal retirement date.
Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains age 65 with 5 years of service. Otherwise, benefits are reduced if pension commencement precedes the attainment of age 65. Pension benefits earned are distributed in the form of a lifetime annuity. Messrs. Zapico and Burke are eligible for early retirement under the plan.
The following table provides details regarding the present value of accumulated benefits under the plans described above for the named executive officers in 2023.

Name	Plan Name	Number of Years Credited Service at December 31, 2023	Present Value of Accumulated Benefit (1)	Payments During 2023
David A. Zapico	The Employees’ Retirement Plan	34	$969,100	—
William J. Burke	The Employees’ Retirement Plan	37	1,231,700	—
Tony C. Ciampitti	N/A	N/A	N/A	N/A
John W. Hardin	N/A	N/A	N/A	N/A
Ronald J. Oscher	N/A	N/A	N/A	N/A
(1)The amounts shown in the Pension Benefit table above are actuarial present values of the benefits accumulated through December 31, 2023. We used the following assumptions in quantifying the present value of the accumulated benefit: discount rate – 5.38%; limitation on eligible annual compensation under the Internal Revenue Code - $330,000; limitation on eligible annual benefits under the Internal Revenue Code - $265,000; retirement age - later of 65 or current age; termination and disability rates - none; Pri-2012 Healthy Retiree with scale MP2021, no collar adjustments; form of payment - single life annuity.

NON-QUALIFIED DEFERRED COMPENSATION
We have the following non-qualified deferred compensation plans in which our named executive officers participate:
•Supplemental Executive Retirement Plan (“SERP”) – This provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code ($330,000 in 2023). Under the SERP, each year we credit to the account of a named executive officer an amount equal to 13% of the named executive officer’s excess compensation.
Named executive officers may notionally invest their SERP contributions in the investment funds offered under the AMETEK 401(k) Plan (which includes the AMETEK Fund, a notional investment in AMETEK, Inc. common stock) designed to mirror those of the AMETEK 401(k) Plan and an interest-bearing account. The interest-bearing account is deemed to earn compound interest at one and one-half percent higher than the 10-year Treasury Note rate. The interest-bearing account is the default investment. Payments of a named executive officer’s account balance in the AMETEK Fund are made in shares of our common stock, while payments from all other investments are paid in cash. The named executive officer may generally elect to have the value of their account distributed following retirement, either in a lump sum or in up to 15 annual installments, or to have the SERP purchase an annuity in his or her name. Payments may commence sooner upon the named executive officer’s earlier separation from service, upon the death of the named executive officer, or upon a change of control.
•Deferred Compensation Plan – This plan provides an opportunity for named executive officers to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, exceeds limits imposed by the Internal Revenue Code ($330,000 in 2023). In advance of the year in which the short-term incentive award will be paid, a named executive officer may elect to defer all or part of his or her eligible incentive award into a notional investment.
He or she may notionally invest their Deferred Compensation Plan contributions in the investment funds offered under the AMETEK 401(k) Plan (which includes the AMETEK Fund, a notional investment in AMETEK, Inc. common stock) and an interest-bearing account. The interest-bearing account is deemed to earn compound interest at one and one-half percent higher than the 10-year Treasury Note rate.
A named executive officer generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to fifteen annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to fifteen annual installments commencing on a date specified by the participant in his or her distribution election. Payments may commence sooner upon the named executive officer’s earlier separation from service, upon the death of the named executive officer, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional AMETEK Fund are made in shares of our common stock, while payments from all other investments are paid in cash.
•2004 Executive Death Benefit Plan – Under this plan, we provide a retirement benefit to Messrs. Zapico, Burke and Hardin. The retirement benefit under this plan is designed to provide the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual benefit will vary based on the gains and losses from the underlying investments in a pool of insurance policies that we own covering the lives of the named executive officers, and on death benefits received from these same policies. The maximum salary on which the benefit can be based is $500,000. If before age 65 the covered named executive officer dies while disabled or actively employed, the named executive officer’s beneficiaries will receive monthly payments from the date of his or her death until the named executive officer would have attained age 80.

The following table provides details regarding non-qualified deferred compensation for the named executive officers in 2023.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings (Losses) in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)
David A .Zapico	$1,553,607	$537,838	$2,603,923	—	$24,725,402
William J. Burke	775,037	149,406	710,106	—	6,653,598
Tony C. Ciampitti	—	94,184	217,764	$(369,918)	1,450,635
John W. Hardin	—	105,899	772,734	—	4,637,422
Ronald J. Oscher	—	104,283	212,712	—	1,464,143
(1)Includes the following contributions for each named executive officer, which are also reported in the Summary Compensation Table on page 40: Mr. Zapico, $537,838; Mr. Burke, $149,406; Mr. Ciampitti, $94,184; Mr. Hardin, $105,899; and Mr. Oscher, $104,283.
(2)Includes the following earnings for each named executive officer, which are also reported in the Summary Compensation Table on page 40: Mr. Zapico, $190,260; Mr. Burke, $181,863; Mr. Ciampitti, $618; Mr. Hardin $137,358; and Mr. Oscher, $0.
(3)Includes for each named executive officer the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Zapico, $11,969,791; Mr. Burke, $2,909,231; Mr. Ciampitti, $599,618; Mr. Hardin, $1,312,123; and Mr. Oscher, $259,985.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE OF CONTROL
In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The information in this section does not include information relating to the following:
•distributions under The Employees’ Retirement Plan – see “Pension Benefits” for information regarding this plan,
•distributions under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan and distributions, other than death benefits, under the 2004 Executive Death Benefit Plan – see “Nonqualified Deferred Compensation” for information regarding these plans,
•other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including tax-qualified defined contribution plans, and
•short-term incentive payments that would not be increased due to the termination event.
The following items are reflected in the summary table on page 49. The payment amounts reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2023.
Change of Control Agreements. Under our change of control agreements with our named executive officers other than Mr. Zapico, in the event that a named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason” within two years beginning on the effective date of a change of control, the executive officer will receive: (1) 2.99 times the sum of (a) the executive officer’s base salary in effect on the last day of the fiscal year immediately preceding the effective date of the change of control and (b) the greater of the target bonus for the fiscal year in which the change of control occurred or the average of the bonus received for the two previous fiscal years; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; and (2) continuation of health benefits until the earliest to occur of Medicare eligibility, coverage under another group health plan without a pre-existing condition limitation, the expiration of ten years, or the executive officer’s death. Payments to executive officers under the change of control agreements will be reduced, if necessary, to prevent them from being subject to the limitation on deductions under Section 280G of the Internal Revenue Code. The Compensation Committee selected the 2.99 times multiple of salary and bonus to reflect competitive market levels for such agreements and the amount payable is subject to limitations designed to minimize the payment of any excise taxes by us.
Generally, a change of control is deemed to occur under the change of control agreements if: (1) any person or more than one person acting as a group acquires ownership of stock which constitutes more than 50 percent of the total fair market value or total voting power of our stock; (2) any person or more than one person acting as a group acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of stock possessing 30 percent or more of the total fair market value or total voting power of our stock; (3) a majority of Board members are replaced during any 12-month period by Directors whose election is not endorsed by a majority of the members of the Board; or (4) any person or more than one person acting as a group acquires assets from us having a total fair market value of not less than 40 percent of the total fair market value of all of our assets immediately prior to the acquisition.
A termination for “good reason” generally means a termination initiated by the executive officer in the event of: (1) our noncompliance with the change of control agreement; (2) any involuntary reduction in the executive officer’s authority, duties or responsibilities that were in effect immediately prior to the change of control; (3) any involuntary reduction in the executive officer’s total compensation that was in effect immediately prior to the change of control; or (4) any transfer of the executive officer without the executive officer’s consent of more than 50 miles from the executive officer’s principal place of business immediately prior to the change of control other than on a temporary basis (less than 6 months).
A termination for cause generally would result from misappropriation of funds, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties that has a material adverse effect on our business, operations, assets, properties or financial condition.
Under our change of control agreement with Mr. Zapico, in the event that his employment is terminated by us without cause or by Mr. Zapico for good reason in anticipation of, or following, a change of control, he will receive: (1) a lump sum payment equal to 2.99 times the sum of (a) Mr. Zapico’s base salary for the year prior to the year in which his termination occurs and (b) his targeted bonus for the year in which he is terminated or, if the amount of the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; (2) continuation of health benefits until the earliest of (a) the end of the tenth year following the year of the separation from service;

(b) Medicare eligibility; (c) commencement of new employment where Mr. Zapico can participate in similar plans or programs; or (d) death; (3) continuation of disability insurance and death benefits until the earliest of (a) the end of the second year following the year of the separation from service; (b) commencement of new employment where Mr. Zapico can participate in similar plans or programs; or (c) death; and (4) use of an automobile and reimbursement of reasonable operating expenses, until the second anniversary of his termination or, if earlier, his death.
In addition, upon a change of control, or upon Mr. Zapico’s termination without cause or resignation for good reason in anticipation of a change of control, (1) all of his restricted stock awards and stock options immediately vest; and (2) all stock options, other than incentive stock options, will be exercisable for one year following his termination, or, if earlier, the stated expiration date of the stock option.
Generally, a change of control is deemed to occur under Mr. Zapico’s change of control agreement upon: (1) the acquisition by any person or group of 30 percent or more of our total voting stock; (2) the acquisition by us, any executive benefit plan, or any entity we establish under the plan, acting separately or in combination with each other or with other persons, of 50 percent or more of our voting stock, if after such acquisition our common stock is no longer publicly traded; (3) the death, resignation or removal of our Directors within a two-year period, as a result of which the Directors serving at the beginning of the period and Directors elected with the advance approval of two-thirds of the Directors serving at the beginning of the period constitute less than a majority of the Board; (4) the approval by the stockholders of (a) a merger in which the stockholders no longer own or control at least 50 percent of the value of our outstanding equity or the combined voting power of our then-outstanding voting securities, or (b) a sale or other disposition of all or substantially all of our assets. A termination is deemed to be in anticipation of a change of control if it occurs during the 90 days preceding the change of control and the substantial possibility of a change of control was known to Mr. Zapico and a majority of the Directors.
“Good reason” and “cause” are defined in Mr. Zapico’s agreement in substantially the same manner as in the other executive officers’ change of control agreements.
Payments and other benefits under the change of control agreements would have been in the following amounts if the event requiring payment occurred on December 31, 2023:  lump sum payments – Mr. Zapico, $9,962,680; Mr. Burke, $4,467,507; Mr. Ciampitti, $3,258,653; Mr. Hardin, $3,616,460; and Mr. Oscher, $3,302,372; continuation of health, disability and death benefits for Mr. Zapico: $125,295; continuation of health benefits for: Mr. Burke, $131,400; Mr. Ciampitti, $138,300; Mr. Hardin, $273,400; and Mr. Oscher, $472,500; perquisites – Mr. Zapico, $54,683 (use of an automobile and operating expenses).  The benefits Mr. Zapico would receive upon acceleration of his equity grants in connection with a change of control are quantified below under “Vesting Provisions Pertaining to Performance Restricted Stock Units” and “Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock.”
In addition, Mr. Zapico’s change of control agreement generally provides that in the event his employment is terminated by us without cause or by Mr. Zapico for good reason, in either case prior to and other than in anticipation of or following a change of control, he would receive the same benefits as he would receive in connection with a change of control, as described above, except: (1) the portion of the lump sum payment based on a multiple of cash compensation would be equal to two times, rather than 2.99 times, cash compensation and (2) the continuation of health benefits could not exceed a maximum of two years from the termination of his employment, rather than ten years.
Payments and other benefits to Mr. Zapico under this provision would include the following: lump sum payments, $6,664,000; stock option grant vesting acceleration, $3,319,290; restricted stock award vesting acceleration, $5,149,166; health, disability and death benefits, $56,295; and perquisites, $54,683 (use of an automobile and operating expenses).
Vesting Provisions Pertaining to Performance Restricted Stock Units. In the event of death or disability of the named executive officer, or the named executive officer’s separation from service with the company as a result of and concurrent with a change of control, the performance restricted stock units shall become vested and nonforfeitable on the vest date in an amount equal to the initial performance restricted stock unit award (i.e. the “target award”), plus dividend equivalents and interest.  Benefits related to the vesting of the target award in conjunction with death, disability or change of control are as follows:  Mr. Zapico,  $15,360,961; Mr. Burke,  $4,634,532; Mr. Ciampitti, $1,505,356; Mr. Hardin, $1,617,267; and Mr. Oscher, $1,505,356.
In addition, in the event of the named executive officer’s attainment of at least 55 years of age and at least ten years of service with the company (or any successor or affiliate of the company) at the named executive officer’s termination of employment date occurring on or after December 31, 2023, then the performance restricted stock units shall become vested and nonforfeitable on the vest date, to the extent that the performance goals are achieved.  As of December 31, 2023, Messrs. Zapico, Burke, Hardin and Oscher meet the attained age and service requirements.  Benefits related to the vesting of performance restricted stock units, using the same level of performance achievement disclosed in the Outstanding Equity

Awards at Fiscal Year-End table, are as follows:  Mr. Zapico, $16,970,157; Mr. Burke, $5,076,285; Mr. Hardin, $1,803,259; and Mr. Oscher, $1,671,894.
Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock. Under our stock incentive plans, outstanding stock options generally will vest immediately upon the occurrence of any of the following events: (1) the holder’s retirement after age 65, following two years of service with us; (2) the death of the holder; (3) the disability of the holder; or (4) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of stock options in connection with termination following a change of control (or, in the case of Mr. Zapico, in anticipation of, or upon a change of control), or upon normal retirement or death or disability are as follows:  Mr. Zapico, $3,319,290; Mr. Burke, $1,000,384; Mr. Ciampitti, $481,511; Mr. Hardin, $515,496; and Mr. Oscher $481,511.
The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our common stock on December 29, 2023 and the exercise price per share for the affected options.
Outstanding restricted stock generally will vest immediately upon the occurrence of either of the following events: (1) the holder’s death or disability; or (2) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of restricted stock in connection with termination following a change of control (or, in the case of Mr. Zapico, in anticipation of, or upon a change of control), or upon disability or death are as follows: Mr. Zapico, $5,149,166; Mr. Burke, $1,543,798; Mr. Ciampitti, $732,173; Mr. Hardin, $778,663; and Mr. Oscher, $732,173.
The value of the accelerated vesting benefit equals the number of shares of restricted stock that would vest on an accelerated basis on the occurrence of the specified termination or change of control event times the closing price per share of our common stock on December 29, 2023, plus accrued dividends and the interest on the dividend balance.
Our incentive plans define “change of control” in substantially the same manner as the change of control agreements relating to our executives other than Mr. Zapico.
Death Benefits. Death benefits are payable to Messrs. Zapico, Burke and Hardin under our 2004 Executive Death Benefit Plan, as described under “Nonqualified Deferred Compensation.”
The amount of death benefits payable to each of the named executive officers in the event of his death would have been as follows on December 31, 2023: Mr. Zapico, $1,253,800; Mr. Burke, $1,149,700; and Mr. Hardin, $1,273,400.
Summary Table. The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table. As used in the table below, “change of control” refers to payment or other benefit events occurring upon a change of control or in connection with a termination related to a change of control, as applicable.

Name	Normal Retirement	Involuntary Not For Cause Termination	Early Retirement	Change of Control	Disability	Death
David A. Zapico	$3,319,290	$15,243,434	$16,970,157	$33,972,075	$23,829,417	$25,083,217
William J. Burke	1,000,384	N/A	5,076,285	11,777,621	7,178,714	8,328,414
Tony C. Ciampitti	481,511	N/A	N/A	6,115,992	2,719,040	2,719,040
John W. Hardin	515,496	N/A	1,803,259	6,801,286	2,911,426	4,184,826
Ronald J. Oscher	481,511	N/A	1,671,894	6,493,912	2,719,040	2,719,040

STOCK OWNERSHIP OF
EXECUTIVE OFFICERS AND DIRECTORS
The Compensation Committee of the Board approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. See “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 37 for a discussion of stock ownership guidelines for our named executive officers.
The Board established stock ownership guidelines for non-employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, each non-employee Director is expected to own, by the end of a five-year period, shares of our common stock having a value equal to at least five times the Director’s annual cash retainer.
The following table shows the number of shares of common stock that the Directors and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the SERP, all as of January 8, 2024.

	Number of Shares and Nature of Ownership (1)
Name	Outstanding Shares Beneficially Owned	Right to Acquire (2)	Total	Percent of Class	SERP and Deferred Compensation	Total Beneficial, SERP and Deferred Compensation Ownership
Thomas A. Amato	9,990	—	9,990	*	—	9,990
William J. Burke	101,709	68,693	170,402	*	15,776	186,178
Tod E. Carpenter	7,470	—	7,470	*	—	7,470
Tony J. Ciampitti	48,948	51,703	100,651	*	8,226	108,877
Anthony J. Conti	27,288	—	27,288	*	—	27,288
John W. Hardin	66,393	59,346	125,739	*	22,858	148,597
Steven W. Kohlhagen	29,454	—	29,454	*	—	29,454
Gretchen W. McClain (3)	15,971	—	15,971	*	3,157	19,128
Karleen M. Oberton	3,880	—	3,880	*	—	3,880
Ronald J. Oscher	34,578	51,703	86,281	*	4,834	91,115
Dean Seavers	2,590	—	2,590	*	—	2,590
Suzanne L. Stefany	2,020	—	2,020	*	—	2,020
David A. Zapico	296,479	279,303	575,782	*	75,311	651,093
Directors and executive officers as a group (17 persons) including individuals named above	774,501	628,187	1,402,688	*	147,386	1,550,074
*Represents less than 1% of the outstanding shares of our common stock.
(1)Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.
(2)Shares the Director or executive officer has a right to acquire through stock option exercises at or within 60 days after January 8, 2024.
(3)Includes 3,157 stock units under the AMETEK, Inc. Directors’ Deferred Compensation Plan.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of the outstanding shares of our common stock as of March 1, 2024.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
The Vanguard Group, Inc. (1) 100 Vanguard Boulevard Malvern, PA 19355	25,576,892	11.0%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	17,317,217	7.5%
(1)Based on Schedule 13G/A filed on February 13, 2024, as of December 29, 2023, The Vanguard Group, Inc. beneficially owned 25,576,892 shares of our common stock, with shared voting power over 281,269 shares, sole dispositive power over 24,637,817 shares and shared dispositive power over 939,075 shares.
(2)Based on Schedule 13G/A filed on January 26, 2024, as of December 31, 2023, BlackRock, Inc. beneficially owned 17,317,217 shares of our common stock, with sole voting power over 15,536,888 shares and sole dispositive power over all the shares.
CEO PAY RATIO
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).
AMETEK identified a new median employee to use as the basis for comparison in 2023.  The previous median employee was used for three successive years, the maximum permitted by regulation. We used annual base pay, the one pay element all AMETEK employees receive, as the consistently applied compensation measure to identify the median employee.  The median employee was selected from all remaining employees, other than our CEO, employed by AMETEK on October 1, 2023.  We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to annual base salary. We did not include independent contractors or leased workers in our determination.
After identifying the median employee based on annual base pay, we calculated annual total compensation for such employee as determined under Item 402 of Regulation S-K, the same methodology we use for our named executive officers as set forth in the Summary Compensation Table – 2023 on page 40.
The 2023 annual total compensation for our CEO was $14,538,544. The 2023 annual total compensation for our median employee, including overtime, was $68,084. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2023 is 214 to 1.

PAY VERSUS PERFORMANCE
The table below contains information about the relationship between executive compensation and financial performance for the five years 2019 - 2023.
The 2023 Total Shareholder Return (“TSR”) depicts a hypothetical $100 investment in our common stock on December 31, 2018, and shows the value of that investment (assuming the reinvestment of dividends) at the end of each calendar year. A hypothetical $100 investment in the peer group using the same methodology is shown for comparison. The peer group referenced in the table below is the S&P 500 Industrials.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)	Adjusted Earnings Per Share
					Total Shareholder Return	Peer Group Total Shareholder Return
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$14,538,544	$19,613,798	$2,847,648	$3,659,296	$252	$194	$1,313.2	$6.38
2022	13,119,641	13,667,339	2,933,740	2,987,503	212	164	1,159.5	5.68
2021	12,919,431	23,384,945	2,905,396	4,553,585	222	174	990.1	4.85
2020	8,518,221	19,470,063	2,042,482	3,827,884	181	144	872.4	3.95
2019	10,188,028	21,965,622	2,450,605	4,874,454	148	129	861.3	4.19
2018					100	100
(1)The following table sets forth the adjustments made during the most recent year represented in the PVP table to arrive at compensation “actually paid” to our PEO and the average compensation “actually paid” to our Non-PEO NEOs.

	2023
Adjustments to Determine Compensation “Actually Paid"	PEO	Average of Non-PEO NEOs
Deduction for change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT	$(145,500)	$(43,775)
Deduction for amounts reported under the “Stock Awards” column in the SCT	(7,219,863)	(1,012,337)
Deduction for amounts reported under the “Option Awards” column in the SCT	(1,949,327)	(316,885)
Increase for “Service Cost” for pension plans	27,789	7,105
Fair value of current year's equity awards that remain unvested as of year-end	11,132,703	1,626,754
Change in fair value of prior years' equity awards that remain unvested as of year-end	1,828,473	353,441
Change in fair value from prior year-end to vesting date of prior years' awards that vested during year	1,400,979	197,345
Total Adjustments	$5,075,254	$811,648

In all the years in question, David A. Zapico was our PEO. The non-PEO NEOs included in average compensation shown in columns (d) and (e) above are named in the table below.

2022 - 2023	2019 - 2021
William J. Burke	William J. Burke
Tony J. Ciampitti	John W. Hardin
John W. Hardin	Timothy N. Jones
Ronald J. Oscher	Thomas C. Marecic

AMETEK’s cumulative TSR of 152% compares very favorably to the Peer Group cumulative TSR of 94%.

CAP and AMETEK's Cumulative TSR
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
$300
$250
$200
$150
$100
$50
Cumulative Total Shareholder Return
2018
2019
2020
2021
2022
2023
AVG CAP to Non-PEO NEOs
CAP to PEO
Total Shareholder Return

AMETEK vs Peer Group - Cumulative TSR
$300
$250
$200
$150
$100
$50
2018
2019
2020
2021
2022
2023
AMETEK
Peer Group

The company-selected measure we use to link CAP to company performance during the most recently completed fiscal year is adjusted earnings per share (“Adjusted EPS”). Adjusted EPS is net income, adjusted for tax-effected acquisition-related intangible amortization, divided by the total number of fully diluted shares of our common stock outstanding. Adjusted EPS is an important performance measure used to determine annual short-term incentive award amounts. Additionally, changes in Adjusted EPS are closely correlated to changes in the year-end fair market value of AMETEK’s common stock, which significantly influences CAP. Finally, Adjusted EPS is a measure of our executive officers’ success at increasing stockholder returns.
The ratio of our PEO’s CAP to the average CAP to our non-PEO NEOs has increased or decreased, as the case may be, in correlation to the year-over-year increase or decrease to our Adjusted EPS, Relative Total Shareholder Return and Return on Tangible Capital. As our PEO receives a greater percentage of equity-based compensation than the non-PEO NEOs, higher Cumulative TSR has a greater impact on the calculation of the amount of compensation actually paid (“CAP”) to our PEO than it does on the calculation of the amount of CAP paid to the non-PEO NEOs.
Net income is not a performance metric we use when setting executive compensation but is included in the PVP table above as required. The tables below show the relationship between Adjusted EPS and CAP, and Net Income and CAP. Because Net Income is a primary component of Adjusted EPS, the relationships are similar.

CAP and Adjusted EPS
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
$7.00
$6.00
$5.00
$4.00
$3.00
Adjusted Earnings Per Share
2019
2020
2021
2022
2023
AVG CAP to Non-PEO NEOs
CAP to PEO
Adjusted Earnings Per Share

CAP and Net Income
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
$1,500
$1,200
$900
$600
$300
Net Income (millions)
2019
2020
2021
2022
2023
CAP to PEO
AVG CAP to Non-PEO NEOs
Net Income (millions)

The most important performance measures used to link executive compensation and company performance during the most recently completed fiscal year, sorted alphabetically, were:

Adjusted Earnings Per Share
Relative Total Shareholder Return
Return on Tangible Capital

OTHER BUSINESS
We are not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.

By Order of the Board of Directors

Robert S. Feit
Senior Vice President, General Counsel and Corporate Secretary Dated: March 12, 2024
________________________________________________________________________________________________________
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
Registered and street-name stockholders who reside at a single address receive only one copy of our proxy statement and other related materials at that address unless a stockholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder wishes in the future to receive a separate copy of our proxy statement and other related materials, he or she may contact Broadridge Financial Solutions at 1-866-540-7095, or in writing at Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Stockholders can request householding if they receive multiple copies of the proxy statement by contacting Broadridge Financial Solutions at the address above.

Printed in the U.S.A.
on recycled paper

This document is printed on recycled paper, which contains at least 10% post consumer waste.

AMETEK®

AMETEK, INC.
1100 CASSATT ROAD
BERWYN, PA 19312

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 5, 2024 for shares held in a plan listed on the reverse side. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AME2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 5, 2024 for shares held in a plan listed on the reverse side. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28187-P04067

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMETEK, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors for a term of three years:

Nominees:	**For**	**Against**	**Abstain**
1a. Tod E. Carpenter	☐	☐	☐
1b. Karleen M. Oberton	☐	☐	☐
1c. Suzanne L. Stefany	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Approval, by advisory vote, of the compensation of AMETEK, Inc.'s named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2024.	☐	☐	☐

NOTE: At their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR ALL DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Notice of Internet Availability of Proxy Materials, Proxy Statement, Proxy Card and other related materials are available at http://www.ametek.com/2024proxy and www.proxyvote.com.

V28188-P04067

AMETEK, INC.
Annual Meeting of Stockholders
May 7, 2024 11:00 a.m. Eastern Time
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) David A. Zapico, Robert S. Feit and Lynn Carino or a majority of those present and acting, or if only one is present and acting, then that one, as proxy or proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/AME2024 on Tuesday, May 7, 2024, at 11:00 a.m. Eastern Time, and any adjournment or postponement thereof, hereby ratifying all that said proxy or proxies or their substitutes may do by virtue hereof, and the undersigned authorize(s) and instruct(s) said proxy or proxies to vote as follows:

NOTE TO PLAN PARTICIPANTS IN:

AMETEK RETIREMENT AND SAVINGS PLAN, SOLIDSTATE CONTROLS, INC. HOURLY EMPLOYEES (CWA) RETIREMENT PLAN AND SUPERIOR TUBE COMPANY, INC. UNION 401(k) PLAN. If you are a stockholder under the plans mentioned above voting online or by phone, the voting deadline is 11:59 p.m. Eastern Time on May 5, 2024. If you are a stockholder under the plans mentioned above voting by mail, to avoid delay please mail your proxy card with time for it to be delivered to the tabulating agent by May 5, 2024. Without your specific instructions, we will vote these shares, for or against, in the same proportion as the shares for which we have received instructions from other plan participants.

Continued and to be signed on reverse side